UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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QEP RESOURCES, INC.

(Name of Registrant as Specified In Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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QEP Resources, Inc

1050 17th Street, Suite 500

Denver, Colorado 80265

April 7, 2011

To Our Stockholders:

The 2010 Annual Meeting of Stockholders of QEP Resources, Inc. will be held on Wednesday, May 18, 2011, at 8:00 a.m. (Mountain Daylight Time), at the Company’s corporate offices at 1050 17th Street, 7th Floor, Denver, Colorado.

The corporate secretary’s formal notice of the meeting and the proxy statement appear on the following pages and provide information concerning the matters to be considered at the Annual Meeting. After the formal portion of the Annual Meeting, management will review QEP’s operational and financial performance during 2010 and provide an outlook for 2011.

Your vote is important, and we encourage you to vote even if you are unable to attend the Annual Meeting. You may vote by Internet or by telephone using the instructions on the Notice or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. You may also attend and vote at the Annual Meeting.

All of our public documents, including our 2010 Annual Report on Form 10-K, are available in the Investor Relations section of our website located at www.qepres.com. The Annual Report does not form any part of the material for solicitation of proxies. We encourage you to visit our website during the year for information about our company.

We hope you will be able to attend the Annual Meeting. We welcome the opportunity to meet with you and report on our progress. On behalf of your Board of Directors and management, it is our pleasure to express our appreciation for your continued support.

Sincerely,

Keith O. Rattie	Charles B. Stanley
Chairman of the Board	President and Chief Executive Officer

QEP Resources, Inc

1050 17th Street, Suite 500

Denver, Colorado 80265

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 18, 2011

To the Stockholders of

QEP Resources, Inc.:

The Annual Meeting of Stockholders of QEP Resources, Inc., a Delaware corporation (QEP or the Company), will be held on Wednesday, May 18, 2011, at 8:00 a.m. (Mountain Standard Time), at the Company’s corporate offices at 1050 17th Street, 7th Floor, Denver, Colorado. The purpose of the meeting is to:

1.	Elect two directors to serve three-year terms until the 2014 annual meeting of stockholders and until their successors are duly elected and qualified;
2.	Hold a non-binding advisory vote on QEP’s executive compensation as disclosed in the accompanying proxy statement;
3.	Hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation;
4.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditor; and
5.	Act on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Only holders of common stock at the close of business on March 21, 2011, the record date, may vote at the Annual Meeting or any adjournment or postponement thereof. You may revoke your proxy at any time before it is voted. If you have shares registered in the name of a broker, bank or other nominee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting, and, if you plan to vote at the meeting, you will need to present a valid proxy from the nominee that holds your shares. This proxy statement is being provided to stockholders on or about April 7, 2011.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting via the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. By using the Internet or telephone, you help reduce the Company’s cost of postage and proxy tabulations.

By Order of the

Board of Directors

Abigail L. Jones

Corporate Secretary

Denver, Colorado

April 7, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 18, 2011: The proxy statement and annual report are available online at https://materials.proxyvote.com/74733V.

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QEP RESOURCES, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 18, 2011

GENERAL INFORMATION

The Board of Directors (the Board) of QEP Resources, Inc. (the Company or QEP) is soliciting proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, May 18, 2011, beginning at 8:00 a.m. (Mountain Standard Time), at our corporate headquarters located at 1050 Seventeenth Street, 7th Floor, Denver, Colorado 80202, and any postponement or adjournment thereof (the Annual Meeting). This proxy statement and the accompanying Notice of Annual Meeting of Stockholders contain information related to the Annual Meeting. Distribution of these proxy solicitation materials is scheduled to begin on or about April 7, 2011.

Q:	What is the Notice of Internet Availability of Proxy Materials that I received?

A:	In accordance with rules promulgated by the Securities and Exchange Commission (SEC), we may furnish proxy materials, including this proxy statement and our Annual Report to Stockholders, by providing access to these documents on the Internet instead of mailing a printed copy of those materials to stockholders. Most stockholders have received a Notice of Internet Availability of Proxy Materials (the Notice), which provides instructions for accessing our proxy materials on a website or for requesting copies of the proxy materials by mail or e-mail.

If you would like to receive a paper copy of the proxy materials for the Annual Meeting and for all future meetings, you should follow the instructions for requesting such materials included in the Notice. Choosing to receive future notices by email will lower the Company’s cost of delivery and reduce the environmental impact of printing and distributing the materials.

Q:	On what matters am I voting?

A:	In accordance with our Bylaws, the Board has determined that the Board of Directors should consist of seven (7) members, each to serve a three-year term. This year, Messrs. Rattie and Trice will run for three-year terms. You will also vote on an advisory basis on the compensation of the Company’s named executive officers and whether future advisory votes on executive compensation should occur every one, two or three years. Additionally you will vote to ratify Ernst & Young LLP as the Company’s independent auditor.

Q:	How does the Board recommend that I vote my shares?

A:	The Board recommends that you vote FOR the approval of the nominees for director named in this proxy statement; FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditor. The Board makes no recommendation on the frequency of future advisory votes on executive compensation.

Q:	Who can vote?

A:	Stockholders who owned shares as of the close of business on March 21, 2011, may vote at the Annual Meeting. Each holder is entitled to one vote for each share of QEP common stock held on that date.

Q:	If I am a stockholder of record, how do I vote?

A.	You may vote via the Internet. You may vote by proxy over the Internet by following the instructions provided in the Notice or proxy card.

You may vote via the telephone. You may submit your vote by proxy over the telephone by following the instructions provided in the Notice or proxy card.

You may vote by mail. If you received a printed set of the proxy materials, you may submit your vote by completing and returning the separate proxy card in the prepaid, addressed envelope.

You may vote in person at the meeting. All stockholders of record may vote in person by ballot at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Q:	If my shares are held by a broker, bank or other nominee, how do I vote?

A:	If your shares are held by a broker, bank or other nominee (i.e. in “street name”), please refer to the instructions provided by that broker, bank or nominee regarding how to vote your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the nominee that holds your shares.

Q:	How will my shares held in “street name” be voted if I do not provide voting instructions?

A:	New York Stock Exchange (NYSE) rules determine whether proposals presented at stockholder meetings are routine or not. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote because the proposal is not routine and the owner does not provide instructions.

Pursuant to NYSE rules, if you are the “street name” holder and you do not provide instructions to your broker on Item No. 4 below, your broker can vote your shares at its discretion on this matter. If you are a “street-name” holder and do not provide instructions to your broker on Item Nos. 1, 2 and 3, your broker may not vote your shares on these matters.

Q:	Who is soliciting my proxy?

A:	The Company’s Board of Directors.

Q:	Who is paying for the solicitation?

A:	The Company is paying for the solicitation of proxies and will reimburse banks, brokers, and other nominees for reasonable charges to forward materials to beneficial holders. The Company has hired Georgeson Inc. (Georgeson) to assist it in the distribution of proxy materials and the solicitation of votes. The Company will pay Georgeson a base fee of $15,000 plus customary costs and expenses for these services and has agreed to indemnify Georgeson against certain liabilities in connection with its engagement.

Q:	What constitutes a quorum?

A:	On March 21, 2011, the record date, the Company had 176,491,367 shares of common stock issued and outstanding. A majority of the shares, or 88,245,684 shares, constitutes a quorum. Abstentions, withheld votes and broker non-votes are counted for determining whether a quorum is present.

Q:	What vote is required to approve each proposal?

A:

Election of Directors: Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to both of the director nominees, or either of them. Withheld votes and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

A:	Advisory Vote on Executive Compensation: The advisory vote regarding executive compensation in Proposal No. 2 requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Although non-binding, our Board and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. For purposes of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals, and, therefore, an abstention has the same effect as a negative vote. Broker non-votes will not be included in the vote totals and, therefore, will have no effect on the vote.

A:	Frequency of Advisory Votes on Executive Compensation: The advisory vote described in Proposal No. 3 will require you to choose among a frequency of every one, two or three years or to abstain from voting. The option that receives the most affirmative votes cast in person or by proxy at the meeting will be deemed approved. Abstentions and broker non-votes, if any, will not be considered votes cast on this proposal. Because this item seeks input from our stockholders and provides stockholders with multiple term options from which to vote, there is no minimum vote required on this proposal.

A:	Ratification of the Company’s Independent Auditor: Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for fiscal year 2011, as specified in Proposal No. 4, requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. If this selection is not ratified by stockholders, the Audit Committee may reconsider its decision. For purposes of determining whether this proposal has received a majority vote, abstentions will be included in the vote totals; therefore, an abstention has the same effect as a negative vote. Broker non-votes will not be included in the vote totals and, therefore, will have no effect on the vote.

Q:	Who may attend the Annual Meeting?

A:

Any stockholder of record as of March 21, 2011, may attend the Annual Meeting. If you own shares through a bank, broker or other nominee and you wish to attend the meeting, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date. Directions to the Annual Meeting from the Denver International Airport are as follows: take Pena Boulevard to I-70 West, follow I-70 West and then exit onto I-25 South, exit at 38th Ave./Park Ave., merge onto Park Ave. West which becomes 22nd Street, turn right onto Larimer Street, turn left onto 17th Street, 1050 17th Street is on your right.

Q:	How will my vote be handled on other matters?

A:	Other than the items of business described in this proxy statement, we do not expect any other matter to come before the Annual Meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares at their discretion.

Q:	How do I revoke a proxy?

A:	You may revoke your proxy by submitting a new proxy with a later date, including a proxy submitted via the Internet or telephone, or by notifying the corporate secretary before the meeting by mail at the address shown on the Notice of Annual Meeting of Stockholders. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Company’s Bylaws provide for a Board of between seven and eleven directors, with the precise number to be determined by the full Board from time to time. The Board has set the size at seven directors. Our Certificate of Incorporation and Bylaws provide for the Board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered three-year terms. Approximately one-third of the Board will be elected each year.

The terms of two directors, James A. Harmon and Keith O. Rattie, expire at this Annual Meeting. Because Mr. Harmon has reached the mandatory retirement age of 75, he will not seek re-election to the Board. Mr. Rattie has been nominated for election to a three-year term. David A. Trice, who is not currently a director, has also been nominated for election to a three-year term. These individuals have consented to being named in this proxy statement and to serve as directors, if elected. However, in the event that any nominee is unwilling or unable to serve as a director, those named in the proxy may vote, at their discretion, for any other person.

Biographical information concerning the nominees, and the current directors of the Company whose terms will continue after the Annual Meeting, appears below. Unless otherwise indicated, such individuals have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the proxy statement.

The Board recommends that you vote FOR each of the two nominees listed below.

Nominees (Terms Expiring in 2014)

Mr. Keith O. Rattie, age 57, has served as a director and as the non-executive chairman of QEP since the Spin-off in June 2010. He resigned from his role as President and Chief Executive Officer of Questar Corporation (Questar) upon the Spin-off. Mr. Rattie continues to serve as a director and non-executive Chairman of Questar. He was named president of Questar effective February 1, 2001, chief executive officer May 1, 2002, and chairman May 20, 2003. Mr. Rattie also serves as a director of ENSCO International, an offshore drilling contractor, and as a director of Zions First National Bank. He is the past chairman of the Interstate Natural Gas Association of America. In concluding that Mr. Rattie is qualified to serve on our Board, the Board considered, among other things, his 35 years of experience in the natural gas and oil industry and his long history with QEP’s businesses as the former Chief Executive Officer of Questar, which the Board believes will provide valuable insight to the Board.

Mr. David A. Trice, age 63, served from February 2000 until his retirement in May 2009, as Chief Executive Officer of Newfield Exploration Company (Newfield), an oil and natural gas exploration and production company. He also served as Chairman of the Board of Newfield from 2004 until 2010. Mr. Trice has served as a director of New Jersey Resources Corporation since 2004 and McDermott International, Inc. since 2009. Mr. Trice previously served as a director of Grant Prideco, Inc. from 2003 to 2008 and as a director of Hornbeck Offshore Services, Inc. from 2002 until February 2011. He served as the Chairman of the American Exploration and Production Council from 2008 to 2009 and as Chairman of America’s Natural Gas Alliance from 2009 to 2010. In concluding that Mr. Trice is qualified to serve on our Board, the Board considered, among other things, his experience as the chief executive officer of a publicly traded independent exploration and production company and his financial expertise.

Continuing Directors (Terms Expiring in 2012)

Mr. Phillips S. Baker, Jr., age 51, has served as a Director of QEP since the Spin-off in June 2010. He served as a director of Questar from 2004 until the Spin-off. Mr. Baker is the President, Chief Executive Officer and a director of Hecla Mining Company, a gold and silver mining company. Mr. Baker served as Chief Financial Officer of Hecla from May 2001 to June 2003, and as Chief Operating Officer of Hecla from November 2001 to May 2003, before being named as Chief Executive Officer in May 2003. Mr. Baker brings 26 years of business experience, including 17 years of financial management; seven years as chief executive officer of an NYSE-listed company; and 16 years of directorships of public companies. In concluding that Mr. Baker is qualified to serve on our Board, the Board considered, among other things, his financial knowledge and executive management experience as a chief executive officer and his qualification as an audit committee financial expert.

Mr. Charles B. Stanley, age 52, has served as President, Chief Executive Officer and a director of QEP since the Spin-off in June 2010. He served as Executive Vice President and Chief Operating Officer of Questar until the Spin-off. Mr. Stanley also served as a director of Questar from 2002 to the Spin-off. Prior to joining Questar, he served as President, Chief Executive Officer and a director of El Paso Oil and Gas Canada, an upstream oil and gas company from 2000 to 2002, and as President and Chief Executive Officer of Coastal Gas International Company, a midstream infrastructure development company, from 1995 to 2000. Prior to joining Coastal, Mr. Stanley held various technical and management positions at BP plc and Maxus Energy Corporation. He is a director of Hecla Mining Company and serves on the boards of various natural gas industry trade organizations, including America’s Natural Gas Alliance, the American Exploration and Production Council, and the Western Energy Alliance. In concluding that Mr. Stanley is qualified to serve on our Board, the Board considered, among other things, his more than 26 years of experience in the international and domestic upstream and midstream oil and gas industry.

Continuing Directors (Terms Expiring in 2013)

Mr. L. Richard Flury, age 63, has been a director of the Company since the Spin-off in June 2010. He served on the Questar Board from 2002 until the Spin-off. He served as Chief Executive, Gas and Power, for BP plc from January 1999 to December 2001. Prior to working for BP plc and BP Amoco plc, Mr. Flury held a number of key management positions with Amoco Corp., including Chief Executive for Worldwide Exploration and Production. He serves as a director and non-executive chairman of Chicago Bridge and Iron Company N.V., and as a director of Callon Petroleum Company. In determining Mr. Flury’s qualifications to serve on our Board, the Board considered, among other things, his considerable industry experience in all aspects of the natural gas value chain gained during his long career in the oil and gas industry.

Mr. Robert E. McKee, III, age 64, has been a director of QEP since the Spin-off in June 2010. He served as a director of Questar from 2003 until the Spin-off. Mr. McKee retired on March 31, 2003, after 37 years with ConocoPhillips and Conoco, Inc., including 10 years as Executive Vice President, Exploration and Production (1992-2002). Mr. McKee was a senior oil advisor to the Coalition Provisional Authority and the Iraqi Oil Ministry in Iraq to assist with the rebuilding of its oil industry from September 2003 to March 2004. He is a director of Parker Drilling Company and Post Oak Bank and a board member on the Colorado School of Mines Foundation. In concluding that Mr. McKee is qualified to serve on our Board, the Board considered, among other things, his operational background and executive experience in the oil and gas industry.

Dr. M. W. Scoggins, age 63, has been a director of QEP since the Spin-off in June 2010. He served as a director of Questar from 2005 until the Spin-off. In June 2006, he was appointed President of Colorado School of Mines, an engineering and applied science research university. Dr. Scoggins retired in 2004 after a 34-year career with Mobil Corp. and Exxon Mobil Corp. From 1999 to 2004, he served as Executive Vice President of Exxon Mobil Production Co. Prior to the merger of Mobil and Exxon in late 1999, Dr. Scoggins was President, International Exploration & Production and Global Exploration, and an officer and member of the executive committee of Mobil Corp. Dr. Scoggins currently also serves as a director of Trico Marine Services, Inc., Venoco, Inc., and Cobalt International Energy. In addition, he is a director of the Colorado Oil and Gas Association and a member of the National Advisory Council of the United States Department of Energy’s National Renewable Energy Laboratory. In concluding that Dr. Scoggins is qualified to serve on our Board, the Board considered, among other things, his extensive industry experience and his experience serving in senior executive positions in the upstream oil and gas business.

GOVERNANCE INFORMATION

Our Board recognizes that excellence in corporate governance is essential in carrying out our responsibilities to our stakeholders, including our stockholders, employees, customers, communities, and creditors. Our Business Ethics and Compliance Policy, Corporate Governance Guidelines, Bylaws, and written charters for our Audit Committee, Governance Committee, and Compensation Committee, all as amended from time to time, can be found on the Company’s website at http://www.qepres.com. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any stockholder who requests them.

Reincorporation Merger and Spin-off

Effective May 18, 2010, Questar Market Resources, Inc. (Market Resources), then a wholly owned subsidiary of Questar, merged with and into QEP Resources, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of Questar, in order to reincorporate in the State of Delaware (Reincorporation Merger). The Reincorporation Merger was effected pursuant to an Agreement and Plan of Merger entered into between Market Resources and QEP. The Reincorporation Merger was approved by the boards of directors and the stockholders of both Market Resources and QEP.

On June 30, 2010, Questar distributed to existing Questar stockholders all of the shares of common stock of QEP in a tax-free, pro rata spin-off, establishing QEP as an independent, publicly traded company (the Spin-off). In connection with the Spin-off, QEP distributed Wexpro Company (Wexpro), a wholly owned subsidiary of QEP at the time, to Questar. In addition, Questar contributed $250,000,000 of equity to QEP prior to the Spin-off.

As part of the Spin-off, six directors on the Questar Board resigned to become directors of our Board. All the current members of our Board, other than Mr. Rattie, are former members of the Questar Board. Mr. Rattie is the sole director that remains on the boards of both Questar and QEP. To ensure an ongoing level of expertise and familiarity with QEP’s business in matters of audit, governance and compensation, the chairmen of our Audit Committee, Governance Committee and Compensation Committee were formerly chairmen of the same board committees at Questar. Likewise, the members of each of our board committees served on the same board committees at Questar.

Board Leadership Structure

Our Board believes that our stockholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational structure for the Company at a given time, including whether the chairman role should be held by a non-management director or by the chief executive officer who serves on the Board. This flexibility can also potentially provide a backstop to ensure that the talent is available to fill the chief executive officer role should a senior management succession failure occur. The members of our Board possess considerable experience and unique knowledge of our Company’s challenges and opportunities and are in the best position to evaluate our needs and how to organize the capabilities of our directors and management to meet those needs.

Currently, our Board has determined that the appropriate leadership structure for our Company is to have a separate chairman and chief executive officer, with Mr. Rattie, the former Chief Executive Officer of Questar and current non-executive Chairman of the Questar Board, serving as non-executive Chairman of our Board. This approach allows the chief executive officer to focus on developing and implementing our business plans and allows the Company to take advantage of Mr. Rattie’s extensive knowledge of our Company to lead our Board in the risk review and oversight process described below.

Board Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Company’s executive officers are responsible for day-to-day management of the material risks the Company faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed. Our Board and its committees regularly discuss material risk exposures, their potential impact on the Company, and the efforts of management to deal with the risks that are identified. In meetings with senior management, the lead internal auditor, and the independent auditors, the Audit Committee reviews regulatory, environmental, financial and accounting risk exposure; the Company’s proved oil and gas reserves estimation reporting process and disclosure; and the Company’s internal controls. The Governance Committee considers the risks associated with corporate governance. The Compensation Committee, in connection with the performance of its duties, considers risks associated with the Company’s compensation programs. Our full Board reviews the Company’s enterprise risk management program at least annually.

Independence of Directors

In accordance with rules of the New York Stock Exchange (NYSE), the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended (Exchange Act), and the rules and regulations adopted thereunder, and the Company’s Corporate Governance Guidelines, our Board has affirmatively determined that, with the exception of Messrs. Rattie and Stanley, all of the Company’s directors and the director nominee are independent and no director has a material relationship with the Company that could impair the director’s independence. The criteria applied by our Board in ascertaining independence are available on the Company’s website at www.qepres.com. In determining which directors are independent, the Board considered the directors’ responses to questionnaires and information obtained from internal records. The Board will continue to evaluate independence on an ongoing basis.

Board Committees

Our Board has an Audit Committee, a Governance Committee, and a Compensation Committee, which are each comprised solely of independent directors. As noted above, each committee has a charter that can be found on the Company’s website (www.qepres.com) and provided in print without charge at the request of any stockholder. The following section contains information about our Board committees. The members of our Board and Board committees on which they currently serve are identified below.

Director	Audit Committee	Compensation Committee	Governance Committee
Phillips S. Baker, Jr.	X		X
L. Richard Flury		Chair	X
James A. Harmon	X
Robert E. McKee, III	Chair	X
Keith O. Rattie
M.W. Scoggins		X	Chair
Charles B. Stanley

Audit Committee

Pursuant to its charter, the Audit Committee reviews auditing, accounting, financial reporting, and internal control functions; appoints the Company’s independent auditor; and oversees risk assessment and compliance activities. Our common stock is listed on the NYSE and is governed by NYSE listing standards. The Board has determined that all members of the Audit Committee meet the independence requirements of the NYSE and Securities and Exchange Commission (SEC) rules and meet the financial literacy requirements of the NYSE. The Audit Committee frequently meets in executive sessions. The Board determined that Messrs. Baker, Harmon and Trice are audit committee financial experts as defined by SEC rules.

Compensation Committee

The Compensation Committee oversees our executive compensation program and benefit plans and policies; administers our short and long-term incentive plans, including equity-based programs; oversees succession planning; analyzes and recommends to the non-employee directors compensation for the chief executive officer; approves compensation decisions for officers, except the chief executive officer, whose compensation is approved by all non-employee directors; and annually reviews the performance of the chief executive officer. The Compensation Committee also oversees compensation decisions regarding our non-employee directors. The Compensation Committee frequently meets in executive sessions to discuss and approve compensation for officers. The Board has determined that each member of the Compensation Committee is independent.

Role of Compensation Consultants. The Compensation Committee, under its charter, has sole authority to retain or dismiss independent counsel, experts, or advisors that the Compensation Committee believes to be appropriate. Such consultants report directly to the Compensation Committee, may meet separately with the Compensation Committee with no members of management present, and may consult with the Compensation Committee Chairman in between meetings. The Compensation Committee from time to time retains compensation consultants to provide objective advice, information, and analysis on executive and director compensation.

The Questar Compensation Committee retained Hewitt Associates, LLC (Hewitt) as its independent compensation consultant to assist with 2010 executive and Board compensation. After the Spin-off, our Compensation Committee continued to retain Hewitt. In October 2010, Hewitt spun-off its executive compensation consultancy business into a newly formed entity called Meridian Compensation Partners, LLC (Meridian). Our Compensation Committee has determined that Hewitt was and Meridian is independent from our Company. References in this proxy statement to “Compensation Consultant” include both Hewitt and Meridian.

In 2010, the Compensation Consultant was retained to provide the following services:

—	annual executive compensation benchmarking;

—	non-employee director compensation benchmarking;

—	input into individual or broad compensation actions;

—	periodic plan design review and recommendations;

—	development or review of annual proxy or periodic disclosures;

—	periodic presentation of compensation trends and practices; and

—	attendance at Compensation Committee meetings.

Role of Chief Executive Officer and Other Executive Officers. As part of our annual review process, the chief executive officer reviews the performance of each member of the executive team (other than himself) and his or her contribution to the overall performance of the Company. The chief executive officer reviews the Compensation Consultant’s recommendation regarding base salary adjustments, target annual incentive awards, long-term incentive stock grants, and actual payouts with the Compensation Consultant. The Compensation Committee considers input from the chief executive officer in making determinations regarding our executive compensation programs and the individual compensation of each executive officer (other than himself). The Compensation Committee then reviews the Compensation Consultant’s recommendations and the chief executive officer’s input and exercises its discretion in making compensation decisions. In addition, the Compensation Committee has authorized Mr. Stanley, our Chief Executive Officer, to grant restricted stock to newly hired employees and for employee retention up to a limit of 4,000 shares per grant. Mr. Stanley’s authority is subject to certain limitations and does not extend to grants to officers or directors. The full Compensation Committee reviews grants made by Mr. Stanley at its next meeting.

Governance Committee

The Governance Committee, which also functions as the Company’s nominating committee, is responsible under its charter for governance activities, particularly Board and committee evaluations and committee assignments. The Board has determined that all members of the Governance Committee are independent. The Governance Committee’s Charter defines the criteria for director nominees, including nominees recommended by stockholders and self-nominees. These criteria provide a framework for evaluating all nominees as well as incumbent directors. The key criteria are: personal and professional integrity and ethics; experience in the Company’s lines of business; experience as a chief executive officer, president, chief financial officer, or senior officer of a public company or extensive experience in finance or accounting; currently active in business at least part-time or recently retired, with skills and experience needed to serve as a member of the Board; experience as a board member of another publicly held company; willingness to commit time and resources to service as a director; and good business judgment, including the ability to make independent analytical inquiries. We do not have a formal policy with respect to the consideration of diversity in identifying director nominees, but the Governance Committee considers race, gender and other components when determining director qualifications. Nominees must be less than 75 years of age.

Due to Mr. Harmon’s impending retirement, our Board retained Korn Ferry International in 2010 to conduct a search for a new director. After considering several candidates identified by Korn Ferry, the Board determined that Mr. Trice was the most qualified candidate. Upon the recommendation of the Governance Committee, the Board nominated Mr. Trice for election as a director. Korn Ferry was paid a fee in connection with its services in identifying and evaluating director candidates.

The Governance Committee will consider nominations for director made by stockholders of record entitled to vote. In order to make a nomination for election at the 2012 Annual Meeting of Stockholders, a stockholder must provide written notice, along with supporting information (as described below) regarding such nominee, to our corporate secretary by February 18, 2012, in accordance with our Bylaws. The Governance Committee evaluates nominees recommended by the stockholders utilizing the same criteria it uses for other nominees.

The notice to our corporate secretary must be accompanied by the following information:

—	The name, address, and stock ownership of the person making the nominations;

—	The name, age, business address, residential address, and principal occupation or employment of each nominee;

—	The number of shares of our common stock owned by each nominee;

—	A description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is made;

—

A questionnaire (provided by the corporate secretary upon request) completed by the nominee regarding the background and qualifications of the nominee and any person on whose behalf the nomination is being made;

—

A written representation and agreement (in the form provided by our corporate secretary upon request) that the nominee (i) is not and will not be a party to any voting commitment that has not been disclosed to the Company or that would interfere with the person’s fiduciary duties under applicable law if elected; (ii) is not and will not be a party to any compensation, reimbursement, or indemnification agreement in connection with services as a director that has not been disclosed to the Company; and (iii) agrees to comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company;

—	A signed consent of the nominee to serve as a director if elected; and

—	Such other information concerning the nominee as would be required, under SEC rules, in a proxy statement soliciting proxies for the election of the nominee.

Stock Ownership Guidelines for Non-Employee Directors

Our Board has adopted stock ownership guidelines for non-employee directors to further align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance. Non-employee directors are required to hold shares of our common stock with a value equal to two times the amount of the annual cash compensation paid to such director for service on our Board. Non-employee directors are required to achieve the applicable level of ownership within five years of the date the person first became a non-employee member of the Board (including, for these purposes, time served on the Questar Board). Shares that count towards satisfaction of the guidelines include shares owned by the director and phantom stock units attributable to deferred compensation. All of our non-employee directors currently own a sufficient number of shares of our common stock to satisfy these guidelines.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2010 were Messrs. Flury, McKee, and Scoggins. No member of our Compensation Committee was at any time during the 2010 fiscal year or at any other time an officer or employee of the Company. Additionally, no member of the Compensation Committee had any relationship with our Company requiring disclosure as a related-party transaction. During the 2010 fiscal year, no executive officer of our Company has served on the compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Compensation Committee.

Communications with Directors

Stockholders may communicate with the full Board, non-management directors as a group, or individual directors, by sending a letter in care of Corporate Secretary at QEP Resources, Inc., 1050 17th Street, Suite 500, Denver, Colorado 80265. Our corporate secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications but will forward any other mail to the named director or group of directors. Any mail that is directed to the full Board will be forwarded to Mr. Rattie as Chairman of the Board (and forwarded to the full Board, if appropriate).

Attendance at Meetings

The QEP Board and Board committees held the following number of meetings in 2010:

	Board	Audit Committee	Compensation Committee	Governance Committee
Number of 2010 Meetings	3	4	3	1

Each director attended all of our Board and Board committee meetings. Our directors are expected to attend the Company’s annual meetings of stockholders. We did not hold an annual meeting of stockholders in 2010.

Family Relationships

None of the current directors, executive officers, or nominees for director is related to any other director, executive officer or nominee for director.

Director Retirement Policy

Our Board has adopted a retirement policy that permits a non-employee director to continue serving until the annual meeting of stockholders following his or her 75th birthday, provided that the director remains actively engaged in business, financial, and community affairs. Our Board does not have a policy limiting the number of terms that any individual director may serve.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% stockholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by us are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC regulations and certain other similar transactions).

Review and Approval of Transactions with Related Persons

We require that all executive officers and directors report to our vice president, compliance, any event or anticipated event that might qualify as a related-person transaction. The vice president, compliance would then report those transactions to the Audit Committee. We also collect information from questionnaires sent to officers and directors early each year that are designed to reveal related-person transactions. If a report or questionnaire shows a potential related-person transaction, our Audit Committee will review the transaction in accordance with our Business Ethics and Compliance Policy. Our Audit Committee will review pending and ongoing transactions to determine whether they conflict with the best interests of our Company, impact a director’s independence or conflict with our Business Ethics and Compliance Policy. If a related-person transaction is completed, the Audit Committee will determine whether rescission of the transaction, disciplinary action or reevaluation of a director’s independence is required. If a waiver to the Business Ethics and Compensation Policy is granted to an executive officer or director, the nature of the waiver will be disclosed on our website (www.qepres.com), in a press release, or on a current report on Form 8-K.

Transactions with Questar

Questar owned all of our common stock prior to the Spin-off on June 30, 2010. Below are agreements entered into with Questar during 2010, which are related-party transactions. Copies of these agreements are included as exhibits to QEP’s Current Report on Form 8-K, filed with the SEC on June 16, 2010.

Separation and Distribution Agreement. The Separation and Distribution Agreement sets forth the agreements between QEP and Questar regarding the consummation of the Spin-off. As part of the Spin-off, Questar made a $250,000,000 equity contribution to QEP, and QEP distributed Wexpro to Questar.

Employee Matters Agreement with Questar. In conjunction with the Spin-off, QEP and Questar entered into an Employee Matters Agreement, which provides that as of the Separation Date, except as specifically provided therein, QEP generally assumes, retains and is liable for all wages, salaries, welfare, incentive compensation and employee-related obligations and liabilities for all employees of our business.

Transition Services Agreement with Questar. Pursuant to a Transition Services Agreement, Questar and QEP agreed to provide certain services to each other for a specified period following the Spin-off. The services that were to be provided by Questar to QEP generally included services related to human resources, including benefits and information systems, services for insurance management, SEC reporting, financial matters (including income taxes, internal audits, tax preparation, treasury and cash management services and enterprise portfolio matters), stock option administration and FERC compliance. The services that were to be provided by QEP to Questar generally included services related to medical plan administration and environmental services for Wexpro. The recipient of any services will generally pay an agreed upon arm’s length service charge and reimburse the provider any out-of-pocket expenses, including the cost of any third-party consents required. The Transition Services Agreement will generally require the services to be provided until the earlier of (i) December 31, 2011, or (ii) such earlier date (per service) on twenty days written notice prior to the first day of the following month, after which time the obligation to provide such services will terminate. During 2010, Questar provided certain transition-related services, such as human resources, audit, accounting and other support at a cost of $907,000 to us, and we provided environmental and other services to Wexpro at a cost of $269,000 to Questar.

Other Transactions with Related Persons

Purchase of Notes. On August 16, 2010, we completed a public offering of 6.875% notes due in 2021 in an aggregate principal amount of $625,000,000. Mr. Harmon, a member of our Board, purchased $500,000 of these notes, which amounted to substantially less than one percent of the aggregate principal amount of the notes outstanding.

Contribution to the QEP Education Foundation. During 2010, we contributed $500,000 in cash to the QEP Resources Education Foundation, a nonprofit corporation that funds student scholarships and other activities at colleges and universities focused on educating and training students in disciplines that prepare them for potential employment by our Company, such as geology, engineering, and finance. The trustees of the foundation are Mr. Stanley, Mr. Doleshek, Jay B. Neese (our Executive Vice President), Abigail L. Jones (our Vice President, Compliance, and Corporate Secretary), and Matthew Thompson (a non-officer employee of the Company).

SECURITY OWNERSHIP

The information provided below summarizes the beneficial ownership of our common stock by our named executive officers, each of our directors, all of our executive officers and directors as a group, and persons owning more than five percent of our common stock. “Beneficial ownership” generally includes those shares of common stock held by someone who has investment and/or voting authority of such shares or has the right to acquire such common stock within 60 days. The ownership includes common stock that is held directly and also stock held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table lists the shares of our common stock beneficially owned by each of our directors, each director nominee, each named executive officer, and all directors and executive officers as a group as of March 10, 2011. Except as noted, each person has sole voting and investment power over the shares shown in the table. On March 10, 2011, there were 176,305,256 shares of common stock outstanding. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire shares within 60 days of March 10, 2011, are included as outstanding and beneficially owned for that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership
Name	Common Stock Beneficially Owned(#)(1)	Common Stock Acquirable within 60 Days(#)	Total Beneficially Owned(#)	Percent of Class(%)(2)
Charles B. Stanley(3)	251,881	786,667	1,038,548	0.59
Richard J. Doleshek(4)	142,404	10,000	152,404	*
Jay B. Neese(5)	146,103	81,244	227,347	0.13
Perry H. Richards(6)	36,119	24,667	60,786	*
Eric L. Dady(7)	53,046	6,667	59,713	*
Phillips S. Baker, Jr.(8)	14,897	—	14,897	*
L. Richard Flury(9)	13,788	14,000	27,788	*
James A. Harmon(10)	110,883	14,000	124,883	*
Robert E. McKee, III(11)	9,355	14,000	23,355	*
Keith O. Rattie(12)	341,234	1,153,460	1,494,694	0.84
M. W. Scoggins(13)	7,700	—	7,700	*
David A. Trice	7,500	—	7,500	*
All directors and executive officers (13 individuals including those listed above)(14)	1,158,172	2,112,305	3,270,477	1.83

(1)	Does not include shares of common stock that directors or executive officers have the right to acquire within 60 days of March 11, 2010.

(2)	Unless otherwise listed, the percentage of shares owned is less than .10%. The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act.
(3)	Includes 10,796 equivalent shares of stock held for Mr. Stanley’s account in the QEP 401(k) Plan, and 201,361 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes 83,271 phantom stock units held through the QEP Resources, Inc. Deferred Compensation Wrap Plan (the Wrap Plan) and the QEP Resources, Inc. Long-Term Cash Incentive Plan (LTCIP), which are payable only in cash. All of the vested shares listed for Mr. Stanley are held in the CJ Trust, of which he and his wife are trustees. Excludes 30,482 shares owned by the QEP Resources Educational Foundation, a nonprofit corporation. As chairman of the Board of Trustees of the foundation, Mr. Stanley has voting power for such shares. Mr. Stanley disclaims any beneficial ownership of these shares.
(4)	Includes 593 equivalent shares of stock held for Mr. Doleshek’s account in the QEP 401(k) Plan, and 142,553 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes 19,951 phantom stock units held through the Wrap Plan and the LTCIP, which are payable only in cash.
(5)	Includes 29,217 equivalent shares of stock held for Mr. Neese’s account in the QEP 401(k) Plan, and 93,540 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes 32,231 phantom stock units held through the Wrap Plan and the LTCIP, which are payable only in cash.
(6)	Includes 4,375 equivalent shares of stock held for Mr. Richard’s account in the QEP 401(k) Plan, and 23,340 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes 7,025 phantom stock units held through the Wrap Plan and the LTCIP, which are payable only in cash.
(7)	Includes 5,192 equivalent shares of stock held for Mr. Dady’s account in the QEP 401(k) Plan, and 17,036 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes 6,182 phantom stock units held through the Wrap Plan and the LTCIP, which are payable only in cash.
(8)	Includes 1,574 shares of unvested restricted stock, with respect to which Mr. Baker receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes 4,480 phantom stock units held through the Wrap Plan, which are payable only in cash.
(9)	Includes 5,413 shares of unvested restricted stock, with respect to which Mr. Flury receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes 20,738 phantom stock units held through the Director Deferred Compensation Plan, which are payable only in cash.
(10)	Includes 6,054 shares of unvested restricted stock, with respect to which Mr. Harmon receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes 12,643 phantom stock units held through the Director Deferred Compensation Plan, which are payable only in cash. The amount listed for Mr. Harmon includes 4,000 shares that are owned by his family’s private foundation, for which he has voting and investment power.
(11)	Excludes 30,445 phantom stock units held through the Director Deferred Compensation Plan, which are payable only in cash. Includes 200 shares of common stock held by The McKee Family Trust.
(12)	Excludes 34,160 restricted stock units issued to Mr. Rattie pursuant to the Long-Term Stock Incentive Plan (the LTSIP), with respect to which Mr. Rattie receives dividends but does not have voting power and which cannot be disposed of until they vest.
(13)	Excludes 28,940 phantom stock units held by Mr. Scoggins through the Director Deferred Compensation Plan, which are payable only in cash.
(14)	Includes 50,173 shares held for the account of executive officers in the QEP 401(k) Plan and 508,829 shares of unvested restricted stock.

Certain Beneficial Owners

The following table sets forth information, as of February 14, 2011, with respect to each person known by the Company to beneficially own more than five percent of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	10,580,698	(1)	6.02%

Vanguard Group, Inc 100 Vanguard Blvd. Malvern, PA 19355	8,996,214	(2)	5.12%

(1)	Based upon its Schedule 13G filed on February 8, 2011, with the SEC with respect to our common stock held as of December 31, 2010, BlackRock has sole dispositive and voting power over all of the referenced shares.
(2)	Based upon its Schedule 13G filed on February 10, 2011, with the SEC with respect to our common stock held as of December 31, 2010, Vanguard has sole dispositive power over 8,776,864 shares, shared dispositive power over 219,350 shares and sole voting power over 219,350 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our company was spun-off from Questar to form a new publicly traded entity on June 30, 2010 (the Separation Date). Prior to the Spin-off, all of our named executive officers were officers of Questar and their compensation was determined pursuant to compensation plans and philosophies adopted by the Questar Management Performance Committee (the Questar Compensation Committee). Following the Spin-off, our Compensation Committee has adopted and maintained the Questar Compensation Committee’s policies and plans for purposes of determining 2010 executive compensation. This Compensation Discussion and Analysis (“CD&A”) describes the principles and decisions underlying the executive compensation program for 2010 and necessarily includes a discussion of the compensation policies and processes of the Questar Compensation Committee. Except where otherwise indicated, for purposes of this CD&A, “Compensation Committee” refers to the Questar Compensation Committee for the period prior to the Separation Date and the QEP Compensation Committee for the period after the Separation Date.

The named executive officers that will be discussed throughout this CD&A and in the Compensation Tables are:

Name	Title

Charles B. Stanley	President and Chief Executive Officer

Richard J. Doleshek	Executive Vice President, Chief Financial Officer and Treasurer

Jay B. Neese	Executive Vice President

Perry H. Richards	Senior Vice President – Field Services

Eric L. Dady	Vice President and General Counsel

Executive Summary

Our executive leadership team led QEP through the Spin-off from Questar and through QEP’s first six months as a publicly traded company and delivered strong operational and financial results. The Compensation Committee’s evaluation of the performance of our chief executive officer, chief financial officer and other executives was based on the successful completion of the Spin-off, the focused leadership on key strategic issues, and strong operating results. The highlights of our achievements in 2010, executed in the face of significant market and global economic challenges impacting the oil and gas industry, include the following:

—	a 21% increase in natural gas and oil-equivalent production;

—

replacement of 205% of 2010 production, before price revisions, at competitive finding and development costs, and a 10% year-over-year increase in estimated proved reserves to 3.03 Tcfe (trillion cubic feet of natural gas equivalents) as of December 31, 2010;

—	held total lease operating expenses effectively flat while increasing production by 21%, resulting in a 16% year-over-year decrease in per unit-of-production lease operating expense;

—	significantly reduced drilling and completion cycle time in core development areas, which resulted in a significant reduction in gross completed well costs, despite upwardly spiraling service costs;

—	a 6% reduction in per unit-of-production general and administrative expense; and

—	completion of a debt offering generating net proceeds of approximately $625,000,000, which were used to replace $638,000,000 of notes tendered to us as a result of the Spin-off.

The Spin-off put significant emphasis on our chief executive officer’s and chief financial officer’s ability to recruit and manage the management talent necessary to achieve our objectives. Our executive officers recruited key human resources, finance and other corporate staff and built standalone corporate systems, allowing our company to focus on safe, reliable and efficient business operations.

Our chief executive officer and chief financial officer also met personally with numerous current and potential stockholders to describe the Spin-off transaction and introduce QEP and its assets, strategies and growth opportunities. Our stockholders benefitted both from QEP’s strong 2010 performance and from the Spin-off transaction. During our six months of trading in 2010, we generated a total stockholder return of 24%.

Our Company’s continued success despite the significant decline in natural gas prices can be attributed to the quality of our assets, an industry-leading low cash cost of production, a complementary midstream business, and a commodity price risk management program designed to protect cash flows and returns against declines in crude oil and natural gas prices. Our exploration and production business and our midstream business both performed well in 2010. In 2010, we generated Adjusted EBITDA1 of $1.141 billion, a decline of only 2% compared to 2009, despite a 26% decrease in average twelve-month net realized natural gas prices.

1 Adjusted EBITDA is a non-GAAP measure. Management defines Adjusted EBITDA as net income before the following items: discontinued operations, unrealized gain and losses on basis-only swaps, gains and losses from assets sales, interest and other income, income taxes, interest expense, separation costs, loss on early extinguishment of debt, depreciation, depletion and amortization, abandonment and impairment, and exploration expense. A reconciliation of Adjusted EBITDA to net income can be found on page 29 of our Annual Report on Form 10-K for the year ended December 31, 2010 (2010 Form 10-K). Adjusted EBITDA is used to determine amounts payable under our Annual Management Incentive Plan (AMIP).

Exploration and Production Business. Our exploration and production business, conducted in a wholly owned subsidiary called QEP Energy Inc. (QEP Energy), delivered Adjusted EBITDA of $926 million in 2010, a decrease of 6% compared to 2009. QEP Energy maintained its track record of driving down drilling and completion cycle times and reducing completed well costs in its core producing areas, despite upwardly spiraling service costs. QEP Energy has established cost leadership in both the Pinedale and Haynesville shale plays, where year-over-year gross completed well costs and drilling times declined significantly in 2010. In addition, management made progress on several key initiatives designed to increase revenues derived from sources other than the production and sale of dry natural gas in the Rockies. These initiatives included:

—	significant progress in development of liquids-rich gas assets, including the Woodford “Cana” Shale play in Oklahoma and the Granite Wash/Atoka Wash play in the Texas Panhandle;

—

completion of delineation drilling on QEP’s 89,000 net acres in the Bakken/Three Forks play in North Dakota (our North Dakota Acreage), confirming that most of our acreage is likely prospective for Middle Bakken horizontal well development;

—

completion as a commercial producer of QEP’s first horizontal well in the deeper Three Forks formation underlying our North Dakota Acreage, establishing the prospectivity of at least a portion of our acreage as to the deeper Three Forks Formation; and

—	establishment of a significant exploratory acreage position in the Niobrara play in the DJ and Powder River Basins in Wyoming.

Midstream Business. Our midstream business, which is conducted through a wholly owned subsidiary called QEP Field Services, generated Adjusted EBITDA of $204 million in 2010, a 25% increase over 2009. The performance of our midstream business benefitted from growing gas production volumes from QEP Energy and third-parties, from increased throughput on our gathering systems, from strong gas processing margins. Management accomplished several key initiatives in 2010, including:

—	installation of gas gathering and treatment facilities in the Haynesville Shale play in northwest Louisiana;

—	on-budget completion of construction of the Ironhorse cryogenic gas processing plant in eastern Utah; and

—	successful permitting and commencement of construction of the Blacks Fork 2 cryogenic gas processing plant in western Wyoming, which is on target to be in-service in the fourth quarter of 2011.

Determination of Executive Compensation

The Compensation Committee is guided by its compensation philosophy and objectives, which are set forth below. In addition, the Compensation Committee utilizes the expertise and objectivity of outside independent compensation consultants and several different tools, such as benchmarking. The Compensation Committee also considers a number of other factors in reviewing elements of executive compensation and making compensation decisions, including input from our chief executive officer and other executive officers, executive share ownership requirements, and tax and accounting regulations.

Compensation Philosophy and Objectives. Our compensation philosophy is determined by the Compensation Committee and reviewed annually. We have a strong pay-for-performance philosophy, which our Compensation Committee intends to strengthen in 2011. Our compensation plans and practices are linked to our strategic business objectives and are intended to reward outstanding business performance and increased stockholder returns. Our 2010 compensation program was designed to:

—	Attract, motivate, and retain the management talent required to achieve QEP’s objectives;

—	Foster a results-oriented culture while enhancing QEP’s reputation for ethics and integrity;

—	Tie a significant portion of executive compensation to Company long-term stock-price performance and thus total stockholder returns; and

—

Focus management efforts on both short-term and long-term drivers of stockholder value and create balance across multiple financial and operating metrics and time periods, thus supporting prudent decision-making and sound risk management.

Compensation Committee Risk Assessment. With the assistance of the Compensation Consultant, the Compensation Committee reviewed an internal risk assessment of the Company’s executive and non-executive compensation programs. Based on such review, the Compensation Committee believes that while there are certain risks inherent in the nature of the Company’s business, the Company’s compensation program does not encourage our executives or our non-executive employees to take inappropriate or excessive risks. The Compensation Committee believes that the design of our compensation programs encourages management’s balanced focus on shorter-term tactical objectives and on sustainable, long-term performance. The Compensation Committee believes that our compensation program is designed to encourage executive behavior and decision-making, including an appropriate amount of risk taking, that is aligned with our stockholders’ best interests and, therefore, is not reasonably likely to have a material adverse effect on the Company.

In reaching its conclusions, the Compensation Committee noted that QEP’s compensation programs are designed to support and reward appropriate and carefully considered risk-taking and include:

—	an appropriate balance of operating and financial performance measures;

—	a proper balance of fixed and at-risk compensation components;

—	a mixture of short-term and long-term performance periods;

—	significant stock ownership requirements for executives;

—	extended three- to four-year vesting schedules on equity grants; and

—	caps on incentive awards.

The Compensation Committee believes that these factors encourage all of our employees to focus on QEP’s sustained long-term performance.

Role of Compensation Consultants. The Compensation Committee met several times with the Compensation Consultant during 2010. The Compensation Consultant provided a report that included market data about the compensation of officers and directors at other exploration and production companies and qualitative analysis of that data. The Compensation Consultant also presented to the Questar Compensation Committee a framework to assess the risks associated with compensation policies and practices and provided market surveys to evaluate the executive compensation program with other companies in our peer group. In addition, the Compensation Consultant met with the Compensation Committee to review the recommendations of Mr. Rattie, then President and Chief Executive Officer of Questar, on executive compensation.

During the process of effecting the Spin-off, the Compensation Consultant provided the Compensation Committee with market information and considerations regarding compensation implications and strategies associated with the Spin-off. The Compensation Committee considered the information provided by the Compensation Consultant when establishing the elements of its executive compensation program and approving total compensation for our executive officers, including special stock awards granted to recognize increased post-Spin-off responsibilities and reward our executive management team’s successful stewardship of our Company through the Spin-off.

Role of Chief Executive Officer and Other Executive Officers. The Compensation Committee considers input from the chief executive officer in making determinations regarding our executive compensation programs and the individual compensation of each executive officer (other than himself). In January 2010, Mr. Rattie, then President and Chief Executive Officer of Questar, made his recommendations to the Compensation Committee regarding executive officer compensation. During the spin-off process, Mr. Rattie worked with the Compensation Committee and the Compensation Consultant to review compensation for the named executive officers.

Benchmarking. The Compensation Committee conducts a benchmarking review of an industry peer group to use as a reference point for assessing competitive executive compensation data. The Questar Compensation Committee, with help from the Compensation Consultant, conducted market surveys to estimate the 25th, 50th and 75th percentiles for total compensation for executive officers. The Questar Compensation Committee defined total compensation to include: base salary, an annual cash incentive target, a long term cash incentive target, and the grant-date fair value of restricted stock and/or stock option awards. In the spring of 2010, the Compensation Consultant helped the Questar Compensation Committee review benchmark compensation under the scenario of a spin-off.

When setting compensation for each named executive officer, the Compensation Committee, with advice from the Compensation Consultant, defined the relevant peer groups. The Compensation Committee considered the relative size of companies in the industry peer group in its evaluation of market data. The Compensation Committee referred to a peer group of primarily independent exploration and production companies for all of our named executive officers except for Mr. Doleshek, our Chief Financial Officer. Because Mr. Doleshek was employed by Questar and not by our predecessor (Market Resources), a combination of exploration and production companies and diversified natural gas companies was used as the peer group to determine Mr. Doleshek’s compensation.

The peer companies selected for 2010 for our named executive officers were:

	Used for 2010 Compensation Actions (1)	Used in 2010 Preparation for the Spin-off	Used for 2011 Compensation Actions (2)
Cabot Oil & Gas Corp.	•	•	•
Cimarex Energy Company	•	•	•
Denbury Resources, Inc.		•	•
EOG Resources, Inc.	•		•
Forest Oil Corp.	•	•	•
Newfield Exploration Co.	•	•	•
Noble Energy, Inc.	•		•
PetroHawk Energy Corp.		•	•
Pioneer Natural Resources Co.	•	•	•
Plains Exploration & Production Co.	•		•
Quicksilver Resources, Inc.	•	•	•
Range Resources Corp.	•	•	•
Southwestern Energy Co.	•		•
Ultra Petroleum Corp.			•
Whiting Petroleum Corp.	•	•	•
The Williams Companies, Inc.	•

(1)	These exploration and production peer companies were used in the market analysis for 2010 compensation actions for all executive officers except Mr. Doleshek. Since Mr. Doleshek was Chief Financial Officer of Questar, a diversified natural gas company, at the time his compensation was determined, a combination of exploration and production companies and diversified natural gas companies were used in the market analysis for Mr. Doleshek’s 2010 compensation and included AGL Resources, Inc., CMS Energy Corporation, Dominion Resources, Inc., El Paso Corporation, Great Plains Energy, Inc., NiSource, Inc., ONEOK, Inc., SCANA Corporation, and Southern Union Company.
(2)	These exploration and production peer companies were also used to generate the stockholder return performance graph in our 2010 Form 10-K.

Executive Share Ownership Requirements. We have established stock ownership guidelines for executive officers with the goal of promoting ownership of our common stock and aligning the interests of our executive officers with those of our stockholders. The ownership guidelines are currently established at the following minimum levels:

Position	Guideline	Ownership Status as of 12/31/2010
President and Chief Executive Officer (1)	Six times base salary	Exceeds
Executive Vice President and Chief Financial Officer (1)	Three times base salary	Exceeds
Other Executive Officers	Two times base salary	Exceed

(1)	The stock ownership guidelines for Mr. Stanley, our President and Chief Executive Officer, and Mr. Doleshek, our Executive Vice President and Chief Financial Officer, are set forth in their respective employment agreements described below.

Our executives are required to achieve the applicable level of stock ownership within five years of the date the person first becomes an executive officer. Shares that count towards satisfaction of the guidelines include shares owned outright by the executive, restricted shares and phantom stock units attributable to deferred compensation.

Employee Matters Agreement with Questar. In conjunction with the Spin-off, QEP and Questar entered into a number of agreements, including agreements governing transition services and other matters related to the Spin-off. The Employee Matters Agreement provides that as of the Separation Date, except as specifically provided therein, QEP generally assumes, retains and is liable for all wages, salaries, welfare, incentive compensation and employee-related obligations and liabilities for all employees of our business. To the extent that we could not assume the plans, we established plans that provided comparable benefits. References in this CD&A to QEP compensation plans also refer, where applicable, to the predecessor Questar plans with respect to periods prior to the Separation Date.

Tax and Accounting Considerations. Our Compensation Committee also considers tax and accounting rules and regulations when structuring the executive compensation paid to our named executive officers.

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), precludes us from deducting for tax purposes compensation paid in excess of $1,000,000 per year to any named executive officer listed in the Summary Compensation Table, except performance-based compensation. The Compensation Committee may award compensation that is not deductible if, in the Compensation Committee’s judgment, doing so is necessary to achieve an appropriate compensation structure.

Section 409A. Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. The Compensation Committee endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of, Section 409A of the Code.

Fair Value of Stock-Based Payments. Awards of stock options and restricted stock under the QEP Resources, Inc. Long-Term Stock Incentive Plan (the LTSIP) are accounted for under FASB ASC Topic 718 (formerly referred to as SFAS No. 123(R)). FASB ASC Topic 718 requires the recognition of expense for the fair value of stock-based payments.

Clawback Provision. The Compensation Committee plans to implement a clawback provision for incentive compensation (triggered upon specified restatements of financial statements) once the SEC has provided applicable guidelines for such provisions.

Elements of Total Compensation

Our pay-for-performance compensation philosophy is demonstrated in the mix of compensation that we provide for our named executive officers. The 2010 total compensation for our named executives, which is made up of base salary plus at risk compensation (annual and long term incentives), was designed to reward achievement of short-term goals and delivery of sustained performance in business areas that generate the operational and financial results important to creating stockholder value.

The table below identifies each element of our direct compensation (both “fixed” and “at risk”) and the primary role of such element in achieving our compensation objectives. When making decisions on each of these elements, the Compensation Committee takes into consideration the factors discussed above in the Determination of Executive Compensation section.

Compensation Element	Role in Total Compensation
Base Salary	— Provide a fixed and market-based level of compensation to pay for an executive’s responsibility, relative expertise and experience.
Annual Cash Incentive AMIP	— Motivate and reward executives for achieving annual financial and operating goals that are aligned with stockholder interests.
Long-Term Incentives Long-term cash incentive Restricted stock Stock options

—   Deliver the majority of named executive officer compensation through long-term incentives aligned with stockholder interests;

—   Motivate and reward the achievement of the Company’s long-term strategic objectives;

—   Recognize and reward QEP’s performance relative to industry peers over multi-year time periods;

—   Encourage long-term executive stock ownership; and

—   Encourage executive retention by establishing multi-year incentive awards and multi-year vesting of equity awards.

Benefits Retirement Nonqualified Deferred Compensation Benefits Other (health care, life, disability)	— Provide a tax-efficient means for executives to build financial security in retirement; and — Provide minimum income protection against certain risks.
Termination Benefits	— Provide a competitive level of income protection.

Base Salary. The Compensation Committee approves base salaries for all officers, including named executive officers (except the chief executive officer, whose total compensation is approved by all of the independent directors), on an annual basis by considering their scope of responsibilities, performance, and competitive market compensation paid by other companies in the executive’s peer group. When setting base salaries, the Compensation Committee considered the market 25th, 50th and 75th percentiles for the executive’s relevant peer group, along with individual factors and internal comparisons with other Company officers. The Compensation Committee used proxy data and information provided by the Compensation Consultant to obtain information about the base salaries paid by the applicable peer companies.

The table below reflects the base salaries of our named executive officers during 2010:

Name	Base Salary (1)
Charles B. Stanley	$720,000
Richard J. Doleshek	$466,667
Jay B. Neese	$375,000
Perry H. Richards	$260,000
Eric L. Dady	$242,498

(1)	Base salaries for all named executive officers who were previously officers of our predecessor, Market Resources, were established in February 2010 and made retroactively effective to January 1, 2010. Mr. Doleshek was formerly an officer of Questar, and his base salary was increased from $450,000 to $470,000 by the Questar Compensation Committee, effective March 1, 2010.

Annual Cash Incentive. Pursuant to our Annual Management Incentive Plan (AMIP), the Compensation Committee sets a series of performance targets tied to key financial and operating goals. The performance targets are set at the beginning of each year after a review of our capital budget and the forecasted operational and financial results for the current year, as well as a comparison to prior-year actual results. Targets will generally be set at or above the performance metrics forecast from the Board-approved capital budget for the year. The Compensation Committee may use a variety of performance criteria (at the consolidated or business unit level) for the performance targets, including but not limited to total stockholder return; earnings per share; Adjusted EBITDA; operating cash flow; gross or net revenue or margins; reserve or production growth; reserve replacement metrics, including finding costs, expense levels and efficiency measures; safety, credit or liquidity measures; and/or performance in completion of particular projects, initiatives or transactions.

The objectives for 2010 related to performance against combined Questar and subsidiary-specific Adjusted EBITDA and natural gas-equivalent production volume targets. The combined Questar measure assumed that QEP was not spun-off and that Questar remained a consolidated company through December 31, 2010.

The Compensation Committee calculates an overall payout factor that can range from zero to 200% based on actual results compared to the measures. Each named executive officer’s target bonus is multiplied by the respective payout factor to determine the payment. The maximum annual cash payment to any individual under the AMIP is capped at $4,000,000. Each officer’s target bonus is a percentage of his or her annual base salary in effect on December 31 of the performance year. The Compensation Committee, in its sole discretion, may adjust the cash award otherwise payable to a named executive officer.

In 2010, the performance components, weights of each component, targets and results for the AMIP were as follows:

AMIP Results 2010

(all dollar amounts are in millions)

Metric	Weight	50%	100%	150%	200%	2010 Results
Questar Adjusted EBITDA(1)(2)	20%	$1,520.0	$1,535.0	$1,565.0	$1,595.0	$1,663.8
QEP Energy Adjusted EBITDA(1)(3)	15%	$842.0	$868.0	$890.0	$910.0	$1,035.5
Wexpro Net Income	15%	$81.0	$83.5	$86.5	$88.0	$88.3
QEP Field Services Adjusted EBITDA(1)	15%	$144.0	$152.0	$160.0	$180.0	$204.0
QEP Energy Adjusted Production(4)	35%	210.0	215.0	220.0	227.0	229.0

(1)	Adjusted EBITDA is a non-GAAP measure. Management defines Adjusted EBITDA as net income before the following items: discontinued operations, unrealized gain and losses on basis-only swaps, gains and losses from assets sales, interest and other income, income taxes, interest expense, separation costs, loss on early extinguishment of debt, depreciation, depletion and amortization, abandonment and impairment, and exploration expense. A reconciliation of Adjusted EBITDA to net income can be found on page 29 of our 2010 Form 10-K.
(2)	The Questar Adjusted EBITDA total assumes that the Spin-off did not occur.
(3)	QEP Energy Adjusted EBITDA for 2010 was indexed to prices on January 21, 2010, for purposes of determining Adjusted EBITDA results under the AMIP. This indexed amount differs from the Adjusted EBITDA set forth in the Executive Summary section.

(4)	QEP Energy Production amounts are in Bcfe (billion cubic feet of natural gas equivalents) and are adjusted for price-related shut-ins and volumes deferred.

In February 2011, the Compensation Committee approved a 2010 payout amount equal to 200% of target amounts for our executive officers. The 2010 AMIP targets as a percentage of base salary for each named executive officer are listed below. With the exception of Mr. Doleshek, the listed percentage also includes the QEP Resources, Inc. Employee Incentive Plan (EIP), which applies a 12.5% target and different performance criteria. The EIP applies to all employees (except those classified as temporary or part-time) who work for QEP’s subsidiaries and are scheduled to work at least 20 hours per week. Mr. Doleshek was not eligible to participate in the EIP in 2010, because he was employed by Questar (not by QEP’s predecessor, Market Resources) at the beginning of 2010.

Named Executive Officer	Target
Mr. Stanley	90%
Mr. Doleshek	90%
Mr. Neese	70%
Mr. Richards	47.5%
Mr. Dady	40%

Long-Term Incentives. In 2010, our named executive officers participated in two long-term incentive plans: the LTCIP and the LTSIP. Our long-term incentive plans are designed to reward the achievement of the Company’s long-term strategic objectives and to provide executive officers with a significant incentive to maximize long-term stockholder returns.

Long-Term Cash Incentive Plan. On the Separation Date, QEP established the LTCIP with terms that are substantially comparable, in the aggregate, to those provided under the Questar Corporation Long-Term Cash Incentive plan (the Questar LTCIP). The LTCIP is a cash bonus plan that is aligned with the Company’s total stockholder return (TSR) over a succession of three-year periods compared to the TSR of a group of peer companies. The Questar Compensation Committee awarded LTCIP participants a target payout at the beginning of each three-year performance period. The actual payout under the plan was then calculated by comparing the relative relationship of the Company’s TSR to a group of peer companies selected by the Questar Compensation Committee. The Questar Compensation Committee established a formula whereby the three-year TSR during each three-year performance period was calculated as the sum of the closing December stock prices of Questar and QEP in the last year of the performance period, plus dividends paid over the full performance period by both entities, divided by the average December stock price for Questar in the month prior to the start of the performance period. The closing December stock prices were the closing prices of Questar and QEP common stock on the last trading day of December in the third year of the performance period. The average December stock price was the simple average closing price of Questar common stock for each trading day in the month of December immediately preceding the three-year performance period. The TSR of the combined entities was then ranked in comparison with the peer companies listed below to determine the TSR Rank Multiplier. The payout based on rank was multiplied by the ratio of the stock price at the end of the three-year period divided by the stock price at the beginning of the three-year period (Stock Appreciation Multiplier). LTCIP participants would have earned the maximum bonus of 300% of target if the combined entities had the highest TSR of the peer group. Participants would have earned the target bonus if the combined entities’ TSR ranked at the midpoint of the peer group. If the combined entities TSR for the performance period placed it in the bottom third of the group, no payout would have occurred under the LTCIP.

LTCIP cash payouts are tied to total stockholder returns relative to a pre-set group of peer companies over a three-year period. The peer group for the Questar LTCIP included a mix of exploration and production, pipeline, utility and integrated natural gas companies as set forth below.

Cabot Oil and Gas Company	Noble Energy, Inc.
Chesapeake Energy Corporation	Northwest Natural Gas Company
El Paso Corporation	ONEOK, Inc.
Energen Corporation	Pioneer Natural Resources Company
EOG Resources, Inc.	Plains Exploration & Production Company
Equitable Resources, Inc.	St. Mary Land & Exploration Company
Forest Oil Corporation	Southwestern Energy Company
National Fuel Gas Company	Ultra Petroleum Corporation
Newfield Exploration Company	The Williams Companies, Inc.

The payout calculation was as follows: Target Award x TSR Rank Multiplier x Stock Appreciation Multiplier = LTCIP Payout. The maximum payout that may be made to any employee under the LTCIP for any performance period is capped at $8,000,000.

With respect to payouts for the 2008 to 2010 performance period granted under the Questar LTCIP, QEP assumed liability for any payments to QEP employees. The payout calculation for the 2008 to 2010 performance period was based upon the combined performance of Questar and QEP as if a stockholder continued to hold the distributed shares and collect the dividends of both companies through the end of the performance period. Therefore, the calculation combines the December 2010 stock prices of QEP and Questar.

The LTCIP targets for each named executive officer for each of the 2008 to 2010 performance period, the 2009 to 2011 performance period, and the 2010 to 2012 performance period are listed below.

Named Executive Officer	Target for 2008 to 2010 Performance Period	Target for 2009 to 2011 Performance Period	Target for 2010 to 2012 Performance Period
Mr. Stanley	$400,000	$600,000	$500,000
Mr. Doleshek	—	—	$500,000
Mr. Neese	$250,000	$250,000	$275,000
Mr. Richards	$75,000	—	—
Mr. Dady	—	—	—

In February of 2011, the Company made payments under the Questar LTCIP to certain named executive officers for the 2008 to 2010 performance period based on the performance of Questar and QEP as if a stockholder continued to hold distributed shares of both companies through the performance period. The amounts of such payments are shown in the Summary Compensation Table (along with amounts paid under the AMIP) in column (g). The combined companies’ average annual TSR for that period was 3.5%, which ranked 10th out of the 19 companies, providing a payout of 101% of target.

Awards granted to QEP employees under the Questar LTCIP for the 2009 to 2011 and 2010 to 2012 performance periods were converted on the Separation Date from awards payable in cash to awards (LTCIP Conversion Awards) of restricted shares of our common stock granted under our LTSIP (LTCIP Conversion Shares). The LTCIP Conversion Shares had the same value as the calculated LTCIP payout on the Separation Date. The LTCIP Conversion Shares will vest on approximately the same date that the payout would have occurred for the respective LTCIP performance periods. When the participants received LTCIP Conversion Shares, they forfeited any further entitlement to payments under the Questar LTCIP for the 2009 to 2011 and 2010 to 2012 performance periods.

The following table provides the LTCIP payout for the 2008 to 2010 performance period, the number of LTCIP Conversion Shares and the LTCIP Conversion Award values for the 2009 to 2011 and 2010 to 2012 performance periods for each named executive officer who participated. Mr. Dady did not participate during these periods.

Name	LTCIP Payout for 2008-2010	LTCIP Conversion Award 2009-2011 (1)		LTCIP Conversion Award 2010-2012 (1)
	Value	Shares	Value	Shares	Value
Charles B. Stanley	$404,000	29,300	$858,783	40,514	$1,187,465
Richard J. Doleshek	—	—	—	40,514	$1,187,465
Jay B. Neese	$252,000	12,209	$357,846	22,283	$653,115
Perry H. Richards	$75,750	—	—	—	—

(1)	Based on the fair value as of the grant date (July 1, 2010).

As a general rule, our criteria for performance targets under the LTCIP will be total stockholder return or another performance measure closely linked to long-term stockholder value. The Compensation Committee may adopt alternate or multiple criteria (at the consolidated or business unit level) for the performance measures, including but not limited to earnings per share, Adjusted EBITDA, operating cash flow, gross or net revenue or margins, reserve or production growth, expense levels and efficiency measures, customer satisfaction, safety, credit or liquidity measures, and completion of particular projects, initiatives or transactions.

Long-Term Stock Incentive Plan. On the Separation Date, QEP adopted the LTSIP with terms that are substantially comparable, in the aggregate, to those provided under the Questar Corporation Long-Term Stock Incentive Plan (the Questar LTSIP). All stock options previously granted under the Questar LTSIP were divided into two separate options, one for the purchase of Questar common stock and one for the purchase of QEP common stock, and each holder of Questar restricted stock was issued additional restricted shares of QEP common stock on a pro rata basis (the Bifurcated Grants). The exercise price of options and the grant-day prices of restricted shares were modified using the ratio of the June 30, 2010, closing prices of Questar and QEP, which were $14.66 (or 32.23%) for Questar and $30.83 (or 67.77%) for QEP. For example, if, prior to the Spin-Off, an executive had an option to purchase Questar common stock at $40.00 per share, that option would become two options, one option to purchase Questar common stock at $12.89 per share ($40.00 multiplied by 32.23%) and one option to purchase QEP common stock at $27.11 per share ($40.00 multiplied by 67.77%). The vesting of the awards did not accelerate by reason of the Spin-off, and each company’s long-term stock incentive plan provides that service with the other company will count as service with it for the purpose of determining vesting and termination dates under its equity plan with respect to the Bifurcated Grants.

The Compensation Committee utilizes the LTSIP to make grants of restricted stock and stock options as equity incentive tools and to align executive compensation directly with share price performance. The value of the equity grant to each executive is based on current competitive data provided by the Compensation Consultant and adjusted to take into account performance, retention, the executive’s pay relative to other Company executives and other factors deemed by the Compensation Committee to be appropriate. The Compensation Committee makes annual equity grants in February or March. The vesting schedule of most restricted stock grants extends over a three-year period, beginning on the first anniversary date of any grant, with one-third of the shares vesting in each of the remaining years. The shares do not automatically vest upon retirement.

The Compensation Committee also granted equity to the named executive officers in July 2010 to recognize increased responsibilities and the substantial effort involved in completing the Spin-off transaction (the Spin-off Recognition Awards). The Spin-off Recognition Awards, which vest over a four-year period, are reflected in the section Compensation Tables. The vesting schedule of most restricted stock grants extends over a three-year period, beginning on the first anniversary date of any grant, with one-third of the shares vesting in each of the remaining years. The shares do not automatically vest upon retirement. The LTCIP Conversion Shares referenced above vest on approximately the same date that the LTCIP payments would have occurred.

QEP’s policies do not permit the backdating of stock options. As set forth in the LTSIP, the Compensation Committee (or, in the case of the chief executive officer, all non-employee directors) sets the option strike price at the time that the option is granted, and that strike price cannot be less than the closing price of our common stock on the date of such grant.

QEP’s Insider Trading Policy prohibits executive officers from engaging in short sales, selling options or purchasing derivatives covering QEP’s securities, and other similar transactions.

Retirement Benefits. In June 2010, our Compensation Committee established the QEP Resources, Inc. Employee Investment Plan, a defined contribution plan (the QEP 401(k) Plan). Account balances held in trust attributable to all active QEP employees under the Questar 401(k) plan were apportioned to the trust of the QEP 401(k) Plan. The QEP 401(k) Plan allows employees to defer and contribute a portion of their compensation up to the limit imposed by the Internal Revenue Service for compensation that may be taken into account for purposes of providing benefits under a tax-qualified pension plan ($245,000 in 2010) (the IRS Limit). The Company provides matching contributions on 100% of an employee’s contributions up to 6% of eligible compensation. The employee deferrals and matching contributions are invested in mutual funds or other alternatives, including our stock and Questar stock (closed to post-Separation Date contributions), as directed by the participant.

In connection with the Spin-off, the Compensation Committee established the QEP Resources, Inc. Pension Plan, a defined benefit pension plan (the QEP Pension Plan). The assets and liabilities held in trust attributable to active QEP employees who were participants under the Questar pension plan as of the Separation Date were apportioned to the trust of the QEP Pension Plan. The named executive officers who participated in the Questar pension plan had their benefits frozen and ceased to accrue benefits under the QEP Pension Plan as of the Separation Date. Instead, following the Spin-off, each named executive officer receives a supplemental retirement benefit under our Supplemental Executive Pension Plan (SERP). The benefit under the SERP approximates the retirement benefit the plan participants would have received under the QEP Pension Plan had they remained eligible to participate in such plan and continued to accrue benefits under the plan following the Spin-off. The SERP is described below.

Nonqualified Deferred Compensation Plans. The Compensation Committee believes that a deferred compensation program is necessary to attract and retain executive talent. QEP established nonqualified deferred compensation plans for the benefit of named executive officers and other QEP employees who either have account balances or accrued benefits or were eligible to participate under each of the Questar nonqualified plans immediately prior to the Separation Date (with terms that are substantially comparable, in the aggregate, to those provided under the Questar plans). A participant may receive a distribution on the date, or on a designated anniversary date, of the earliest of death, disability or separation from service. QEP has two nonqualified deferred compensation plans: the Wrap Plan and the SERP.

Wrap Plan. QEP allows the named executive officers, along with certain other key employees, to defer the receipt of compensation under the Wrap Plan. The Wrap Plan includes both a Deferred Compensation Program and a 401(k) Supplemental Program.

Deferred Compensation Program of the Wrap Plan. The Deferred Compensation Program of the Wrap Plan allows officers and certain key employees to defer a portion of their base salaries and actual cash bonuses until termination, death or disability. Most of the deferred amounts may be treated either as if invested in our common stock or as if invested in ten-year U.S. Treasury notes, as elected by the participant. A specified percentage of amounts deferred under this program receive a matching contribution, which is automatically treated as if invested in our common stock.

401(k) Supplemental Program of the Wrap Plan. The 401(k) Supplemental Program of the Wrap Plan allows officers and certain key employees whose compensation exceeds the IRS Limit to continue to defer up to 6% of their salaries in excess of the IRS Limit and to receive a match from us of 100% on this deferred amount as if that amount had been invested in the QEP 401(k) Plan. The amounts deferred in this program and QEP matching contributions are designated in phantom shares and are treated as if invested in our common stock.

Supplemental Executive Pension Plan (SERP). The named executive officers also participate in the Supplemental Executive Pension Plan (SERP), which generally provides a select group of management or highly compensated employees of QEP with supplemental retirement benefits to compensate for the limitations imposed by federal tax laws on benefits payable from the tax-qualified defined benefit pension plan.

Participation in the SERP is limited to eligible individuals who have (i) an accrued benefit under the QEP Pension Plan, and (ii) received or are expected to receive compensation in excess of the IRS Limit. For any individuals who became participants in the SERP after the Separation Date, the SERP generally provides benefits equal to the difference between the benefits payable under the QEP Pension Plan and the benefits that would be payable under such plan if the limits on the annual compensation were not applicable and if the participant had not voluntarily chosen to defer any compensation under the terms of the Wrap Plan.

The SERP also provides active QEP employees who participated in the Questar Supplemental Executive Pension Plan (Questar SERP) prior to the Separation Date (Transferred SERP Participants) with an additional supplemental retirement benefit that is based on (and provided to make up for) the retirement benefit that they would have received under the Questar Pension Plan had they continued to accrue benefits thereunder following the Separation Date. Upon the Spin-off, benefits accrued under the Questar Pension Plan through the Separation Date were transferred to the QEP Pension Plan and frozen. Transferred SERP Participants automatically became participants in the QEP SERP on the Separation Date, and QEP assumed the liability under the SERP for these Transferred SERP Participants. A Transferred SERP Participant’s benefit under the SERP will be calculated as: the total retirement benefit based on the benefit formula under the QEP Pension Plan as if the participant had continued to accrue benefits thereunder on and after the Separation Date in accordance with its terms (including compensation in excess of the IRS Limit and any deferred compensation), less the accrued benefit payable to the participant under the QEP Pension Plan. Any portion of a Transferred SERP Participant’s accrued benefit that is considered an amount deferred prior to January 1, 2005, under the Questar SERP will be grandfathered under Section 409A of the Code and will generally be subject to the same terms and conditions that applied under the Questar SERP. Retirement assets associated with QEP employees who participated in the Questar Pension Plan before the Spin-off were transferred into the QEP Pension Plan; however, future retirement benefits for executive officers will be accrued in the SERP.

Other Benefits. In addition to the retirement benefits above, we also provide other benefits such as medical, dental, a cafeteria plan (which includes flexible health-care spending account and dependent-care spending account features), employer-paid basic life insurance (providing one-times base salary coverage), employee-paid supplemental life insurance (for up to four-times base salary, but not to exceed $600,000), employer-paid dependent life insurance, vision benefits, business-travel accident insurance, catastrophic accident insurance, long-term disability, short-term disability, paid time off, paid holidays and an employee-assistance program. These benefits are also provided to all other eligible employees of QEP.

Perquisites. During 2010, the named executive officers were eligible for reimbursement of up to 70% of costs associated with tax preparation and financial planning, up to a cap of $3,000 per year.

Termination Benefits. The named executive officers are entitled to certain benefits upon termination as provided in their employment contracts, equity plans and the QEP Resources, Inc. Executive Severance Compensation Plan (the QEP Severance Plan). The QEP Severance Plan is a “double-trigger” plan that provides for benefits upon qualifying terminations of employment occurring on or within three years following a change in control of QEP. The Compensation Committee believes that these arrangements assist the Company in attracting and retaining executive talent and aligning management’s interests with stockholders in the context of a change in control. The plan is described, and estimates of payments to the named executives as of December 31, 2010, are set forth, in the section entitled Potential Payments upon Termination or Change in Control.

Employment Agreements. We have employment agreements with Charles B. Stanley, our President and Chief Executive Officer, and Richard J. Doleshek, our Executive Vice President, Chief Financial Officer and Treasurer. The terms of these agreements are summarized below.

Stanley Employment Agreement. Under his employment agreement, Mr. Stanley will serve as our President and Chief Executive Officer and as a member of our Board. His employment agreement was effective July 1, 2010, and has a term of three years, unless terminated earlier by us or Mr. Stanley in accordance with the provisions therein. Mr. Stanley will receive an annual base salary of $720,000, which must be reviewed annually by the Compensation Committee and may be increased but not reduced. Mr. Stanley is eligible to participate in the AMIP, under which his target bonus will equal at least ninety percent (90%) of his annual base salary. Mr. Stanley is also entitled to participate in the LTCIP, under which his target bonus will be at least equal to that provided to any other officer. Mr. Stanley is also entitled to other benefits, including participation in the QEP 401(k) Plan, health and welfare plans, executive severance plan, deferred compensation plan, and the SERP. Mr. Stanley is entitled to receive equity awards at least equal to that provided to any other QEP officer, which equity awards will permit Mr. Stanley to exercise any vested options for at least 30 days following the termination of his employment, unless a longer period is otherwise specified. Mr. Stanley is entitled to receive certain payments upon termination or a change of control. These payments are described in the section Potential Payments upon Termination or Change in Control.

Doleshek Employment Agreement. Under his employment agreement, Mr. Doleshek will serve as the Executive Vice President, Chief Financial Officer and Treasurer of QEP. His employment agreement was effective July 1, 2010, and has a term of three years, unless terminated earlier by us or Mr. Doleshek in accordance with the provisions therein. Mr. Doleshek will receive an annual base salary of $470,000, which must be reviewed annually and may be increased but not reduced. Mr. Doleshek is eligible to participate in the AMIP, under which his target bonus will equal at least ninety percent (90%) of his annual base salary. Mr. Doleshek is also entitled to participate in our LTCIP, under which his target bonus will not be less than $500,000. Mr. Doleshek is also entitled to other benefits, including participation in the QEP 401(k) Plan, health and welfare plans, executive severance plan, deferred compensation plan, and the SERP. Mr. Doleshek is entitled to receive equity awards, to be granted in our sole discretion. Mr. Doleshek is entitled to receive certain payments upon termination or a change of control. These payments are described in the section Potential Payments upon Termination or Change in Control.

2011 Executive Compensation Program

Following the Spin-off, the Compensation Committee began evaluating each component of executive compensation. This evaluation began with a review of the executive compensation philosophy. One of the most significant goals of the new compensation strategy for 2011 will be to strengthen the linkage between pay and performance and, therefore, to put a more significant percentage of executive pay at risk. Although a complete evaluation of the compensation programs inherited from Questar was not final before the date of this proxy statement, the Compensation Committee expects to finish the evaluation during 2011, and to introduce its new programs during 2011 and 2012. The goals of the 2011 executive compensation program are to ensure competitiveness within the context of a pure exploration and production company and to align the compensation of our executives with current compensation practices of exploration and production industry peer companies. To implement its new approach, QEP will:

—	introduce a new peer group of pure exploration and production companies;

—	include increased Compensation Committee discretion in the determination of performance against annual targets;

—	reward individual performance within the AMIP; and

—	strengthen the pay-for-performance aspect of our compensation program.

COMPENSATION TABLES

Summary Compensation Information

The following table includes information about compensation for the chief executive officer, chief financial officer and the three other most highly compensated executive officers of the Company.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1)(3) (e)		Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compen- sation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compen- sation ($)(5) (i)	Total ($) (j)
Charles B. Stanley	2010	720,000	0	4,084,441	(1)	690,060	1,699,792	633,425	42,392	7,870,110
President & Chief	2009	700,000	0	566,080		902,880	1,285,699	417,623	23,987	3,896,269
Executive Officer	2008	700,000	0	1,937,880		0	1,307,500	350,935	27,462	4,323,777

Richard J. Doleshek	2010	466,667	0	2,397,220	(1)	333,900	846,000	164,826	11,760	4,220,373
Executive Vice President & Chief Financial Officer	2009	293,365	0	2,031,600		868,000	622,688	44,457	349,726	4,209,836

Jay B. Neese	2010	375,000	0	2,059,735	(1)	333,900	776,655	572,177	35,837	4,153,304
Executive Vice President	2009	330,000	0	0		668,800	496,739	361,794	28,544	1,885,877
	2008	330,000	0	538,300		0	412,323	319,255	26,608	1,626,486

Perry H. Richards	2010	260,000	0	454,884	(1)	166,950	322,464	295,203	19,700	1,519,201
Senior Vice President,	2009	232,500	0	176,900		209,000	239,011	176,193	19,371	1,057,246
QEP Field Services	2008	232,500	0	322,980		0	209,095	209,399	14,000	987,974

Eric L. Dady	2010	242,498	0	281,311	(1)	0	212,071	224,278	23,738	983,896
Vice President &	2009	225,756	0	28,304		83,600	125,865	167,265	19,241	654,173
General Counsel	2008	215,004	0	53,830		0	139,597	149,756	22,269	580,456

(1)	Outstanding awards granted to each QEP employee for the 2009 to 2011 and 2010 to 2012 performance periods under the Questar LTCIP were, as of the Separation Date, converted from awards payable in cash to awards of restricted shares of QEP stock granted under the LTSIP. The dollar amount shown includes the fair value of those LTCIP Conversion Awards. The dollar amounts shown also include the fair value of restricted stock awards granted to certain officers and employees as Spin-off Recognition Awards. The LTCIP Conversion Awards will vest at the time the employee would have received a payout under the LTCIP. The Spin-off Recognition Awards vest over a four-year period. The grant date fair value of those awards is provided below:

Name	LTCIP Conversion Award 2009-2011	LTCIP Conversion Award 2010-2012	Spin-off Recognition Award
Charles B. Stanley	$858,783	$1,187,465	$899,993
Richard J. Doleshek	—	$1,187,465	$600,005
Jay B. Neese	$357,846	$653,115	$499,999
Perry H. Richards	—	—	$166,950
Eric L. Dady	—	—	$200,011

In the absence of the LTCIP Conversion Awards and the Spin-off Recognition Awards, columns (e) and (j) of the Summary Compensation Table for 2010 would appear as follows:

Name (a)	Stock Awards (e)	Total (j)
Charles B. Stanley	$1,138,200	$4,923,897
Richard J. Doleshek	$609,750	$2,432,903
Jay B. Neese	$548,775	$2,642,689
Perry H. Richards	$287,934	$1,352,537
Eric L. Dady	$81,300	$733,962

(2)	Column (g) includes the amounts paid under three non-equity incentive plans. The amounts paid under each plan for 2010 are set forth below.

Name	AMIP Payments	LTCIP Payments	EIP Payments
Charles B. Stanley	$1,116,000	$404,000	$79,792
Richard J. Doleshek	$846,000	—	—
Jay B. Neese	$431,250	$252,000	$93,405
Perry H. Richards	$182,000	$75,750	$64,714
Eric L. Dady	$151,699	—	$60,372

(3)	The dollar amount indicated is the aggregate grant date fair value computed in accordance FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in determining the grant date fair value of these awards are described in Note 12 to consolidated financial statements included in Item 8 of Part II of the our 2010 Form 10-K
(4)	The amounts in Column (h) represent the actuarial increase in the present value of the named executive officer’s benefits under the QEP Pension Plan and the SERP. These estimates are determined using interest-rate and mortality-rate assumptions consistent with those used in the consolidated financial statements included in Item 8 of Part II of the our 2010 Form 10-K.
(5)	Items included in All Other Compensation (Column (i) of Summary Compensation Table) are detailed below:

Name	QEP 401(k) Plan Employer Match ($)	Paid Time-Off Sold ($)	Total
Charles B. Stanley	$14,700	$27,692	$42,392
Richard J. Doleshek	$11,760	—	$11,760
Jay B. Neese	$14,700	$21,137	$35,837
Perry H. Richards	$14,700	$5,000	$19,700
Eric L. Dady	$14,700	$9,038	$23,738

GRANTS OF PLAN-BASED AWARDS FOR 2010

This table shows the plan-based awards granted to the named executive officers during 2010. For non-equity incentive plans, it sets forth the ranges of possible awards. For stock awards, the table shows the number of shares or option shares granted and the grant-date fair values of those awards.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/share) (k)		Grant Date Fair Value of Stock & Option Awards ($) (l)
		Threshold(1) ($) (c)	Target ($) (d)	Maximum
Charles B. Stanley	Feb. 9, 2010(2)	41,850	558,000	1,116,000	0	0			0
	Feb. 9, 2010(3)	7,200	90,000	180,000	0	0			0
	Feb. 9, 2010	0	0	0	0	62,000	40.65	(6)	690,060
	Feb. 9, 2010	0	0	0	28,000	0			1,138,200
	July 1, 2010(4)	0	0	0	30,706	0			899,993
	July 1, 2010(5)	0	0	0	29,300	0			858,783
	July 1, 2010(5)	0	0	0	40,514	0			1,187,465

Richard J. Doleshek	Feb. 9, 2010(2)	31,725	423,000	846,000	0	0			0
	Feb. 9, 2010	0	0	0	0	30,000	40.65	(6)	333,900
	Feb. 9, 2010	0	0	0	15,000	0			609,750
	July 1, 2010(4)	0	0	0	20,471	0			600,005
	July 1, 2010(5)	0	0	0	40,514	0			1,187,465

Jay B. Neese	Feb. 9, 2010(2)	16,172	215,625	431,250	0	0			0
	Feb. 9, 2010(3)	3,750	46,875	93,750	0	0			0
	Feb. 9, 2010	0	0	0	13,500	0			548,775
	Feb. 9, 2010	0	0	0	0	30,000	40.65	(6)	333,900
	July 1, 2010(4)	0	0	0	17,059	0			499,999
	July 1, 2010(5)	0	0	0	12,209	0			357,846
	July 1, 2010(5)	0	0	0	22,283	0			653,115

Perry H. Richards	Feb. 9, 2010(2)	6,825	91,000	182,000	0	0			0
	Feb. 9, 2010(3)	2,600	32,500	65,000	0	0			0
	Feb. 9, 2010	0	0	0	0	15,000	40.65	(6)	166,950
	Feb. 9, 2010	0	0	0	7,500	0			304,875
	July 1, 2010(4)	0	0	0	5,118	0			150,009

Eric L. Dady	Feb. 9, 2010(2)	3,877	51,699	103,398	0	0			0
	Feb. 9, 2010(3)	2,350	29,375	58,750	0	0			0
	Feb. 9, 2010	0	0	0	2,000	0			81,300
	July 1, 2010(4)				6,824	0			200,011

(1)	It is possible for the award to be zero under AMIP if performance falls below the threshold levels.
(2)	This row represents the AMIP opportunity.
(3)	This row represents the opportunity under the EIP.

(4)	This amount is the fair value of the restricted stock grant awarded at the Spin-off to reward those officers who were promoted or who spent considerable time and effort to facilitate the Spin-off transaction.
(5)	This amount includes restricted stock issued on the Separation Date in lieu of cash payments earned under the Questar LTCIP for the 2009 to 2011 and 2010 to 2012 performance periods.
(6)	This price represents the closing price of Questar common stock on February 9, 2010. The options were bifurcated on the Separation Date into two options, one option to purchase Questar common stock at $13.10 per share and one option to purchase QEP common stock at $27.55 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

This table shows outstanding equity awards for the named executive officers. All values shown are as of December 31, 2010. All prices have been adjusted to reflect post Spin-off values. As a result of our Spin-off from Questar, our named executive officers may also continue to hold Questar equity awards granted to them before the Separation Date. Because QEP’s performance does not affect the value of those Questar awards, they have not been included in the table below.

Option Awards								Stock Awards
Name (a)	Shares of Common Stock Underlying Unexercised Options Exercisable (#) (b)		Shares of Common Stock Underlying Unexercised Options Unexercisable (#) (c)		Option Exercise Price ($) (e)		Option Expiration Date (f)	Shares or Units of Stock that have not Vested (#) (g)		Market Value of Shares or Units of Stock that have not Vested ($) (h)
Charles B. Stanley	172,000 112,000 150,000 200,000 40,000 36,000 0	(1) (1) (1) (2) (3) (4)	0 0 0 0 20,000 72,000 62,000	(3) (4) (4)	8.12 7.78 9.19 26.14 27.84 23.98 27.55		01/13/12 02/11/12 02/11/13 10/24/12 02/13/15 02/12/16 03/05/17	168,518	(6)	6,118,889
Richard J. Doleshek	0 0 0 0		100,000 30,000 0 0	(5) (4)	22.95 27.55 0 0		05/07/16 03/05/17 0 0	115,985	(6)	4,211,415
Jay B. Neese	17,910 26,667	(1) (4)	53,333 30,000	(4) (4)	9.19 23.98 27.55	(1)	02/11/13 03/05/16 03/05/17	73,217	(6)	2,658,509
Perry H. Richards	3,000 8,334 0 0 0	(1) (4)	0 16,666 15,000 0 0 0	(4) (4)	9.19 23.98 27.55 0 0 0		02/11/13 03/05/16 03/05/17 0 0 0	19,951	(6)	724,421
Eric L. Dady	3,334 0	(4)	6,666 0	(4)	23.98 0		03/05/16 0	10,623	(6)	385,721

(1)	The grant dates of these options were ten years prior to the expiration dates.
(2)	The grant dates of these options were seven years prior to the expiration dates.
(3)	The grant dates of these options were eight years prior to the expiration dates and vest in three equal installments starting two years after grant date.

(4)	The grant dates of these options were seven years prior to the expiration dates and vest in three equal installments starting one year after grant date.
(5)	The grant dates of these options were seven years prior to the expiration dates and vest three years after grant date.
(6)	These shares vest in three equal installments starting approximately one year after the grant date, except for shares granted on July 1, 2010, as (i) Spin-off Recognition Awards, which vest over a period of four years, (ii) LTCIP Conversion Awards for the 2009 to 2011 performance period, which vest on March 5, 2012, and (iii) LTCIP Conversion Awards for the 2010 to 2012 performance period, which vest on March 5, 2013.

QEP OPTION EXERCISES AND STOCK VESTED IN 2010

Name (a)	Stock Awards
	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Charles B. Stanley	0	0
Richard J. Doleshek	0	0
Jay B. Neese	750	24,668
Perry H. Richards	0	0
Eric L. Dady	300	8,709

(1)	The value realized equals the market value on the vesting date multiplied by the number of shares vested.

QUESTAR OPTION EXERCISES AND STOCK VESTED IN 2010

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Charles B. Stanley	294,202	3,909,916	22,668	950,550
Richard J. Doleshek	0	0	20,000	874,000
Jay B. Neese	17,910	225,397	6,084	233,077
Perry H. Richards	11,334	860,490	7,999	335,669
Eric L. Dady	0	0	1,933	73,246

(1)	This column shows the value realized on option exercise but does not necessarily indicate a sale of the shares upon exercise. The value realized equals the difference between the option exercise price and the fair-market value on the date of exercise multiplied by the number of shares for which the option was exercised.
(2)	The value realized on vesting equals the market value on the vesting date multiplied by the number of shares vested.

PENSION BENEFITS

Name (a)	Plan(1) (b)	Number of Years Credited Service (#)(2) (c)	Present Value of Accumulated Benefit ($)(3) (d)
Charles B. Stanley	QEP Pension Plan SERP	8.5 9	231,448 1,818,161
Richard J. Doleshek	QEP Pension Plan SERP	1 2	28,315 180,968
Jay B. Neese(4)	QEP Pension Plan SERP	32 33	782,769 1,677,168
Perry H. Richards	QEP Pension Plan SERP	26.6 27	614,709 593,116
Eric L. Dady	QEP Pension Plan SERP	16 17	593,427 405,040

(1)	The named executive officers formerly participated in the Questar pension plan; however, as of the Separation Date, their accrued benefits were transferred to the QEP Pension Plan and frozen. Instead of continued participation in the QEP Pension Plan, the named executive officers participate in our SERP and receive a supplemental retirement benefit that is based on the retirement benefit they would have received under the QEP Pension Plan had they continued to accrue benefits thereunder following the Separation Date.
(2)	This number includes years of service at Questar. The years of service for the QEP Pension Plan and the SERP will be different, because QEP Pension Plan benefits were frozen for the named executive officers on the Separation Date.
(3)	The Present Value of Accumulated Benefit amounts provided in the table are based on the pension benefits accrued through December 31, 2010, assuming that such benefits are paid in the same form as reflected in the accounting valuation. The benefits are assumed to commence at age 62, the earliest age at which a participant may retire under the plan without any benefit reduction due to age. All pre-retirement decrements such as pre-retirement mortality and terminations have been ignored for the purposes of these calculations. The interest rate used for discounting payments back to December 31, 2010, is 5.8%.
(4)	Mr. Neese has a supplemental retirement benefit in lieu of vacation. When Questar changed its vacation policy as of January 1, 1997, each employee was credited with this benefit, which was calculated by multiplying the December 31, 1996, base salary by the hours accrued under the service-date vacation schedule in place prior to the change. These benefits are frozen and include $6,923 for Mr. Neese.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($)(1)(2) (b)	Company Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(3) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Charles B. Stanley	118,726	90,526	16,306	0	1,795,869
Richard J. Doleshek	50,611	43,074	921	0	118,017
Jay B. Neese	85,044	27,478	6,448	0	605,814
Perry H. Richards	11,315	11,315	1,120	0	123,320
Eric L. Dady	26,893	7,341	1,822	0	138,854

(1)	The named executive officers automatically participated in the QEP 401(k) Supplemental Program of the Wrap Plan when their compensation exceeded the IRS Limit. Six percent of qualified compensation in excess of the IRS Limit is treated as if contributed to the QEP 401(k) Plan and receives the applicable employer match provided for in the QEP 401(k) Plan. Deferred amounts and the corresponding employer match are accounted for as if invested in our common stock and are credited with applicable dividends.

(2)	In 2010, Messrs. Stanley, Neese and Dady each deferred compensation under the Deferred Compensation Program of the Wrap Plan. Under the terms of this program, an employee may elect to defer from $5,000 to 50% of annual compensation. Six percent of any deferred compensation receives a Company match as if contributed to the QEP 401(k) Plan. This 6% of the deferred amount, as well as the employer match, is accounted for solely as if invested in our common stock (and will receive applicable dividends). As to the remaining deferred amounts, employees may elect to have all or some (in increments of 25%, 50%, 75% or 100%) of the deferred compensation accounted for as if either (i) invested in QEP stock (and credited with applicable dividends) or (ii) invested in Treasury Notes and credited with interest based on the appropriate 10-Year Treasury Note rate as quoted in The Wall Street Journal.
(3)	Aggregate earnings are not included in the Summary Compensation Table because they do not consist of any above-market or preferential earnings.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments upon Termination to Executives with Employment Contracts

The Board entered into employment agreements with Messrs. Stanley and Doleshek to retain them after the Spin-off and during the Company’s initial years as a publicly traded entity. The following table shows the potential payments to Messrs. Stanley and Doleshek under various termination scenarios (other than in connection with a change in control, which is addressed separately below), calculated pursuant to the terms of their employment agreements. Estimated benefits were calculated assuming the termination date occurred on December 31, 2010. The accelerated equity payment amounts show the vesting of previously unvested restricted shares (including the LTCIP Conversion Awards) and stock options that would accelerate upon the triggering event. If there is a termination due to death or disability, the executive would receive his base salary for the remainder of the month of termination plus one additional month and a lump sum equal to the target bonus under AMIP and LTCIP (for each performance period that has begun) and any equity grants issued after the Separation Date will vest in full. If the termination is for cause, or the executive resigns for reasons other than for good reason, the executive would receive any earned but unpaid base salary and paid time-off benefits. If the termination is without cause or the executive resigns for good reason, in addition to any earned but unpaid salary and paid time-off benefits, the executive would receive a lump sum equal to the sum of (a) three times the executive’s base salary and (b) three times the amount of the annual cash bonuses the executive actually received under the annual bonus plan(s) in the year immediately prior to the year of termination. Any equity grants issued after the Separation Date will also vest in full.

Under the employment agreements, “cause” means any of the following: (a) conviction of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) willful or intentional material breach of the agreement that results in financial detriment that is material to the Company and its affiliates taken as a whole.

For purposes of clause (b), “cause” does not include any one or more of the following: (i) bad judgment, (ii) negligence, or (iii) any act or omission that the executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of the executive to gain, directly or indirectly, a profit to which he was not legally entitled), or (iv) any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least three months. “Good reason” means any of the following events or conditions occur without the executive’s written consent and remain in effect after notice has been provided by the executive to the Company of such event or condition and the expiration of a 30 day cure period: (i) a material diminution in the executive’s base compensation; (ii) a material diminution in the executive’s authority, duties, or responsibility; (iii) a material change in the geographic location at which executive performs services; or (iv) any other action or inaction that constitutes a material breach by the Company or its subsidiaries of the agreement.

The following table shows potential payments to Messrs. Stanley and Doleshek if termination is for cause or resignation, without cause or for resignation for good reason, and due to death or disability, in each case assuming the termination date occurred on December 31, 2010.

Name	Termination for Cause or Resignation ($)	Termination without Cause or Resignation for Good Reason			Death or Disability
		Base + Bonus Payments ($)	Accelerated Equity(1) ($)	Total ($)	Base + Bonus Payments ($)	Accelerated Equity(1) ($)	Total ($)
Charles B. Stanley	116,881	3,889,220	9,686,354	13,575,574	1,018,000	9,686,354	10,704,354
Richard J. Doleshek	57,769	2,768,963	7,547,065	10,316,028	462,167	7,547,065	8,009,232

(1)	This total includes the LTCIP Conversion Awards for the 2009 to 2011 and 2010 to 2012 performance periods, which were converted to restricted stock at the Separation Date.

Payments upon Termination to Executives without Employment Contracts

Messrs. Neese, Richards and Dady do not have employment contracts. Therefore, any payments due to them upon termination would be calculated pursuant to the plans detailed in the Compensation Discussion and Analysis, the compensation tables and the terms of equity award agreements. Except as described below, upon termination each named executive officer would receive payment for any earned but unpaid salary and accrued time-off benefits, and other fully vested benefits to which he is already entitled or which are required to be provided by law.

The table below shows other potential payments to these executives if termination is due to retirement, death or disability, assuming the termination date occurred on December 31, 2010. For termination due to retirement, death or disability, these executives (or their beneficiaries) receive a prorated AMIP award at the end of the fiscal year based on the length of service during the fiscal year when compared to the entire period. Under the terms of LTCIP, individuals also receive a prorated award at the end of the performance period based on the length of service during the performance period when compared to the entire period.

Employee Name	Termination Due to Retirement Non-Equity Incentive Plan Payments ($)	Termination Due to Death or Disability
		Non-Equity Incentive Plan Payments(1) ($)	Accelerated Equity ($)(2)	Total ($)
Jay B. Neese(3)	$0	$776,655	$4,405,942	$5,182,597
Perry H. Richards(3)	$0	$322,464	$1,484,368	$1,806,832
Eric L. Dady	$212,324	$212,071	$574,116	$786,187

(1)	These Non-Equity Incentive Plan values are the same as those shown on the Summary Compensation Table.
(2)	This amount includes restricted stock issued as LTCIP Conversion Awards.
(3)	Messrs. Neese and Richards are not yet eligible to retire. Therefore, they would not receive non-equity incentive plan payments nor would any unvested equity automatically vest on an accelerated basis due to a retirement.

Potential Payments upon a Change in Control: Severance Plan

On the Separation Date, QEP established the QEP Severance Plan for the benefit of QEP executives with terms that are substantially comparable, in the aggregate, to those provided under the Questar executive severance plan.

Under this double-trigger Severance Plan, participants receive certain severance benefits upon termination following a change in control if such termination is initiated by the employer within three years following the change in control for any reason other than for cause, death or disability, or by the participant for good reason. The severance benefits include a cash severance payment equal to twice the sum of 1) annual base salary; 2) the higher of the average of the annual bonuses they actually received or the target established for them for the three fiscal years prior to the change in control; plus 3) the target bonus under LTCIP for the single performance period beginning in the year of termination. The benefits also include prorated payments under the annual bonus plan(s) and LTCIP, except with respect to the 2009 to 2011 and 2010 to 2012 performance periods under the LTCIP, which were settled in restricted stock at the time of the Spin-off. Each participant would also receive a payment representing the difference between the net present value of the benefits under the QEP Pension Plan and the SERP calculated at the time of their termination (retirement benefit), and the retirement benefit with two additional years of credited service. Any other payments and benefits provided under other plans due to a change in control would be triggered, i.e. unvested equity would vest under the terms of LTSIP and participants would receive any deferred compensation to which they are entitled under the terms of the Wrap Plan and the SERP. Additionally, these named executive officers would be entitled, at no cost to the executive, to medical and dental insurance coverage, basic and supplemental life insurance, accidental death or dismemberment and disability coverage under current employee plans for six months after the date of termination. The QEP Severance Plan includes a gross-up tax provision to make executives whole for the impact of excise taxes under Section 280G of the Code. All severance payments are subject to Section 409A of the Code.

Under the QEP Severance Plan, a Change in Control is deemed to have occurred if: (i) any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of June 30, 2010, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on June 30, 2010, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company’s stockholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.

Under the QEP Severance Plan, “good reason” means any of the following events or conditions which occur without the participant’s written consent, and which remain in effect after notice has been provided by the participant to the Company of such material reduction and the expiration of a 30 day cure period: (i) a material diminution in the participant’s base compensation; (ii) a material diminution in the participant’s authority, duties, or responsibility; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the participant is required to report, including a requirement that a participant report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which the participant retains authority; (v) a material change in the geographic location at which the participant performs services; or (vi) any other action or inaction that constitutes a material breach by an employer of the participant’s employment agreement (if any).

The Compensation Committee plans to review the QEP Severance Plan during 2011 and determine whether its current approach to change-in-control payments remains consistent with the needs and goals of stockholders and with competitive practice.

If there had been a termination due to a change in control on December 31, 2010, that triggered the severance benefits, the following are estimates of the value of the amounts and benefits, which include any applicable tax gross-up, that would have been received by the named executive officers:

Named Executive Officer	Severance Payment (1)
Mr. Stanley(2)	$16,390,783
Mr. Doleshek(2)	$13,671,142
Mr. Neese	$8,486,597
Mr. Richards	$2,733,796
Mr. Dady	$2,096,525

(1)	These amounts do not include any payments of deferred compensation under the Wrap Plan or payment of any SERP benefits.
(2)	Mr. Stanley and Mr. Doleshek’s employment contracts limit their payments to the higher of any amount payable under the QEP Severance Plan or under their employment contracts in the event of a change in control, but not both.

Director Compensation

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on our Board. In setting director compensation, our Board considers the significant amount of time that directors spend in fulfilling their duties to our Company and our stockholders as well as the skill level required by our Board members. The Compensation Committee is responsible for determining the type and amount of compensation for non-employee directors. The Compensation Committee directly retained outside independent compensation consultants to assist in the annual review of director compensation by providing benchmark compensation data and recommendations for compensation program design. Employee directors are not separately compensated for their service on the Board.

Retainer and Meeting Fees. In 2010, non-employee directors received the following retainer and meeting fees:

Type of Fee	Amount
Annual Board Member Retainer	$50,000
Additional Annual Retainer for Board Chairperson	$200,000
Additional Annual Retainer for Chairperson, Audit and Compensation Committees	$15,000
Additional Annual Retainer for Chairperson, Governance Committee	$10,000
Additional Annual Retainer for Committee Membership, Audit Committee	$7,500
Additional Annual Retainer for Committee Membership, Other Committees	$5,000
In-Person Board Meeting Fee (per day)	$2,000
In-Person Committee Meeting (per day)	$1,100
In-Person Committee Meeting Fee for Committee Chairperson (per day)	$1,500
Telephone Attendance Board Meeting Fee	$900
Telephone Attendance Committee Meeting Fee	$600
Telephone Attendance Committee Meeting Fee for Committee Chairperson	$800

Directors may receive their fees in cash or they may defer receipt of all, but not less than all, of those fees pursuant to the QEP Resources, Inc. Deferred Compensation Plan for Directors (the Director Deferred Compensation Plan) described below.

Long-Term Stock Incentive Plan. Pursuant to the LTSIP, directors are eligible to receive stock options, stock appreciation rights, restricted stock and other awards referenced to our common stock. Directors have received grants of shares of restricted stock. Directors may defer all, but not less than all, of the restricted stock grants they would otherwise receive and instead have those grants accounted for as phantom restricted stock units, meaning that they vest over time like restricted stock.

Director Deferred Compensation Plan. Non-employee directors are eligible to participate in the Director Deferred Compensation Plan, which allows non-employee directors to defer compensation paid to them (both cash compensation and equity compensation). The Director Deferred Compensation Plan also provides and assumes liability for the payment of amounts deferred prior to the Separation Date under the Questar Corporation Deferred Compensation Plan for Directors. Payments of phantom share balances upon a director’s retirement are made in cash.

Director Compensation Table for 2010

The following table sets forth information concerning total director compensation earned by each non-employee director during 2010:

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)		Option Awards ($)(3) (d)	Total ($) (h)
Phillips S. Baker, Jr.	86,400	101,625		—	188,025
L. Richard Flury	99,100	101,625		—	200,725
James A. Harmon	78,300	101,625		—	179,925
Robert E. McKee III	102,800	101,625		—	204,425
Keith O. Rattie	129,000	1,001,393	(4)	—	1,130,393
M. W. Scoggins	92,500	101,625		—	194,125

(1)	Some directors deferred this amount as described above.
(2)	The dollar amount indicated for each of these restricted stock awards is the aggregate grant date fair value computed in accordance FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in determining the grant date fair value of these awards are described in Note 12 to consolidated financial statements included in Item 8 of Part II of the Company’s 2010 Form 10-K (2010 Form 10-K). On February 9, 2010, all non-employee directors of Questar received a grant of Questar restricted stock or phantom restricted stock. At the time of the Spin-off, those directors received either a restricted share or a phantom restricted share of our common stock for each restricted share or phantom restricted share they held in Questar. Directors had the following aggregate unvested stock awards or phantom shares as of December 31, 2010:

Name	Number of Restricted Shares/Restricted Stock Units	Number of Vested Phantom Shares	Number of Unvested Phantom Shares
Phillips S. Baker, Jr.	5,649	0	0
L. Richard Flury	4,366	8,314	1,283
James A. Harmon	5,649	2,600	0
Robert E. McKee III	0	6,648	5,649
Keith O. Rattie	34,160	0	0
M. W. Scoggins	0	6,648	5,649

(3)	Directors had the following aggregate options at December 31, 2010:

Name	Number of Vested Option Shares*
Phillips S. Baker, Jr.	0
L. Richard Flury	14,000
James A. Harmon	14,000
Robert E. McKee III	14,000
Keith O. Rattie	1,153,460
M. W. Scoggins	0

*	No non-employee director has unvested options.

(4)	At the time of the Spin-off, Mr. Rattie received a grant of restricted stock units for 34,119 shares of our common stock, valued at $1,000,000, for his exceptional contributions toward completion of the transaction. Pursuant to the terms of Mr. Rattie’s Restricted Stock Agreement, Mr. Rattie receives additional restricted stock units equal to the amount of dividends paid on the common stock.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2010, we have equity incentive compensation plans that have been approved by the stockholders under which shares of our common stock have been authorized for issuance to directors, officers, employees, and consultants. All outstanding awards relate to our common stock.

	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	4,415,265	$15.43	14,797,098
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	4,415,265	$15.43	14,797,098

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management and, based on our review and discussions, have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

L. Richard Flury, Chair

Robert E. McKee III

M. W. Scoggins

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board’s Compensation Committee, which is comprised solely of independent directors, oversees the Company’s executive compensation program and approves the compensation of all executive officers, except for the chief executive officer, whose compensation is approved by the independent directors. The executive compensation program is detailed in the Compensation Discussion and Analysis (CD&A) section of this proxy statement. As discussed in the CD&A, the Board believes that the Company’s long-term success in the oil and gas industry depends in large measure on the skills and commitment of the Company’s employees. The Company’s compensation strategy plays a significant role in the ability to attract, retain and motivate a high quality workforce that can execute the Company’s strategic plans. The principal underpinnings of the Company’s compensation philosophy are a focus on exceptional performance, an emphasis on the short and long-term drivers of stockholder value, putting pay at risk so that executives are paid for performance and sound risk management.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, this proposal provides stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers. Because this is an advisory vote, it is not binding on the Board. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends that stockholders vote FOR the following resolution:

RESOLVED, that the stockholders of QEP Resources, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Compensation Tables, and the other related tables and disclosure in this Proxy Statement.

PROPOSAL NO. 3 – FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Act, our stockholders are entitled to vote on whether the stockholder vote to approve executive compensation should occur every one, two or three years. This vote is advisory in nature and is not binding on our Board. Although the vote is not binding, the Board values the opinions of its stockholders and will consider the outcome when determining the frequency of stockholder voting on executive compensation.

Although our Board will not make a formal recommendation, after careful consideration, our Board concluded that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company. The Board considered various factors in reaching its conclusion. The Board believes that it is impossible to evaluate the performance of individual executives or the effectiveness of the Company’s compensation philosophy or practices, particularly with respect to long-term incentive plan design and performance, in anything shorter than a three-year period. Additionally, a three-year time horizon for an advisory vote comports with the Board’s desire to encourage management to balance short and long-term objectives in order to create sustainable growth in stockholder value while avoiding excessive risk-taking. The Board believes that an advisory stockholder vote on executive compensation every three years is the best approach for the Company and its stockholders for a number of reasons, including the following:

—

Our LTCIP program is based on a three-year performance period. As described in the CD&A, the LTCIP ties compensation for key executives to total stockholder return relative to pre-determined peer group over a three-year period;

—

A three-year cycle will provide investors with sufficient time to evaluate the effectiveness of the Company’s short and long-term incentive programs, compensation strategies and Company performance; and

—

A three-year cycle provides our Board and Compensation Committee with sufficient time to evaluate and respond to stockholder input and to implement any desired changes to the executive compensation program.

We understand that our stockholders may have a different view, and we look forward to hearing from you on this proposal. You may therefore cast a vote on your preference for annual, biennial, or triennial frequency of advisory votes on executive compensation, or you may abstain from voting on the proposal.

The Board of Directors does not make a recommendation on Proposal No. 3 regarding the frequency of the stockholder vote to approve the compensation of our named executive officers.

PROPOSAL NO. 4 – RATIFICATION OF OUR INDEPENDENT AUDITOR

Our Board, upon the recommendation of the Audit Committee, has affirmed the selection of Ernst & Young LLP to serve as the Company’s independent auditor for 2011. We are asking stockholders to ratify the selection of Ernst & Young LLP. Although ratification is not required by the our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP for ratification because we value stockholder views on the Company’s independent registered public accounting firm. In the event that stockholders fail to ratify the selection, our Board and Audit Committee will consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to approval by the Board, at any time during the year if it determines that such a change would be in the best interests of our Company and stockholders.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Fees

Ernst & Young LLP billed the Company for services since the Separation Date are as follows. The fees listed are aggregate fees for services performed for 2010 regardless of when the fees were actually billed.

2010(1)
Audit Fees(2):	$602,038
Audit-related Fees:	0
Tax-advisory Fees:	0
All Other Fees:	0

Total	$602,038

(1)	These are the audit fees QEP paid in the six months after completion of the Spin-off.
(2)	Audit fees, including expenses, relate to Ernst & Young’s fiscal-year audit and interim reviews of the annual financial statements of the Company and its reporting subsidiaries. This category also includes fees for audits provided in connection with statutory filings, including consents and review of documents filed with the SEC. Audit fees also include charges related to compliance with the Sarbanes-Oxley Act of 2002.

Pre-Approval Policy

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by Ernst & Young LLP. These procedures include reviewing fee estimates for audit services and permitted recurring non-audit services and authorizing the Company to execute letter agreements setting forth such fees. Audit Committee approval is required for any services to be performed by Ernst & Young LLP that are not specified in the letter agreements. We have delegated approval authority to the Chairman of the Audit Committee, but any exercises of such authority are reported to the Audit Committee at our next meeting.

The Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent auditor.

AUDIT COMMITTEE REPORT

The Audit Committee adopted its charter in 2010 upon formation of the Company.

Audit Committee members are appointed each year by the Board of Directors to review the Company’s financial matters. The Board has determined that each member of our Audit Committee meets the independence requirements set by the NYSE and is financially literate. The Board has also determined that Messrs. Baker, Trice and Harmon are audit committee financial experts as defined by the Securities and Exchange Commission. No member of the Audit Committee serves as a member of the audit committee of more than three public companies.

We reviewed and discussed with the Company’s management the audited financial statements for the year ended December 31, 2010. We discussed with representatives of Ernst & Young, LLP, the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU§ 380), Communication with Audit Committees. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and we have discussed with representatives of Ernst & Young its independence from the Company. We have also discussed with the Company’s officers and Ernst & Young such other matters and received such assurances from them as we deemed appropriate.

Based on our review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

By the Audit Committee:

Robert E. McKee III, Chair

Phillips S. Baker, Jr.

James A. Harmon

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and regulations promulgated by the SEC, the Company’s directors, certain officers, and persons who own more than 10% of the Company’s stock are required to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish the Company with copies of all such reports they file. The Company’s corporate secretary prepares reports for directors and executive officers based on information known and otherwise supplied, including director and officer questionnaires. Based upon this information, the Company believes that all filing requirements under Section 16(a) of the Exchange Act were satisfied for 2010.

OTHER MATTERS

Annual Report and 2010 Form 10-K

Upon request, we will promptly send a copy of the Annual Report, 2010 Form 10-K (excluding exhibits) and proxy statement to you. Contact Abigail L. Jones at 1050 17th Street, Denver, Colorado 80265 (303)640-4277 to make the request.

Stockholder Nominations and Proposals

To be considered for presentation at our 2012 Annual Meeting of Stockholders and included in the proxy statement pursuant to Rule 14a-8 of the Exchange Act, as amended, a stockholder proposal must be received at the Company’s office no later than December 9, 2011.

Pursuant to the Company’s Bylaws, business must be properly brought before an annual meeting in order to be considered by stockholders. The Bylaws specify the procedure for stockholders to follow in order to bring business before an annual meeting. A stockholder who wants to nominate a person for election as a director or who wants to submit a proposal at the annual meeting without having it considered through the Company’s proxy materials must deliver a written notice and additional information specified in our Bylaws by certified mail, to our corporate secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting. Accordingly, with respect to the 2012 Annual Meeting, such notice must be received no earlier than January 19, 2012, and no later than February 18, 2012.

Any proposal (other than a proposal made pursuant to Rule 14a-8) that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c). The persons named in the proxy will have discretionary authority to vote all proxies with respect to any untimely proposals. A copy of our Bylaws specifying the requirements will be furnished to any stockholder without charge upon written request to our corporate secretary.

Forward-Looking Statements

This proxy statement may include “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in our 2010 Form 10-K, and in our quarterly reports on Form 10-Q and current reports on Form 8-K.

Delivery of Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with accountholders who are QEP stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you would prefer to receive a separate copy of the proxy materials or if you are receiving multiple copies and would like to receive a single copy, please notify your broker or direct your request to us as follows: Abigail L. Jones, 1050 17th Street, Denver, Colorado 80265, (303) 640-4277. We will promptly deliver a separate copy to you upon request.

By Order of the Board of Directors

Abigail L. Jones

Corporate Secretary

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000097236_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Keith O. Rattie 02 David A. Trice QEP RESOURCES, INC. 1050 17TH STREET SUITE 500 DENVER, C80265 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To approve, by non-binding vote, executive compensation. The Board of Directors does not make a recommendation for voting on the following proposal: 1 year 2 years 3 years Abstain 3 To recommend, by non-binding vote, the frequency of voting on executive compensation. The Board of Directors recommends you vote FOR proposals 4 and 5. For Against Abstain 4 To ratify the appointment of Ernst & Young for fiscal year 2011. 5 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000097236_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . PROXY THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF QEP RESOURCES, INC. The undersigned hereby appoints Keith O. Rattie and Charles B. Stanley, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held May 18, 2011, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 4, AND AS AN ABSTENTION ON PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY. Continued and to be signed on reverse side